UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Tiptree Inc.

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2018

ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT TIPTREE INC.

780 Third Avenue, 21st Floor
New York, New York 10017
● , 2018
Dear Stockholder:
You are invited to attend the Annual Meeting of Stockholders of Tiptree Inc. This year’s meeting will be held on Wednesday, June 6, 2018, at 4:00 p.m., local time, at 780 Third Avenue, 21st Floor, New York, NY 10017.
On or about ● , 2018, we are delivering the attached proxy statement, with the accompanying formal notice of the meeting, which describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to vote on the matters described in the accompanying proxy statement. If you wish to attend the Annual Meeting in person, we ask that you reserve your seat by May 31, 2018 by contacting us at (212) 446-1400 or IR@tiptreeinc.com. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How do I obtain admission to the Annual Meeting?”
Your vote is important. Whether you plan to attend the meeting or not, please vote either over the Internet, by toll-free telephone or by completing the enclosed proxy card and returning it as promptly as possible. You may continue to have your shares of common stock voted as instructed over the Internet, by toll-free telephone or in the proxy card, or you may change your vote either by voting again before 11:59 p.m., Eastern Time, on June 5, 2018, the time at which the Internet and telephone voting facilities close, or, if you attend the meeting, by submitting a proxy card prior to or at the meeting.

Sincerely,

/s/ Jonathan Ilany
Jonathan Ilany
Chief Executive Officer

TIPTREE INC.
780 Third Avenue, 21st Floor
New York, NY 10017
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
You are hereby invited to attend the 2018 Annual Meeting of Stockholders of Tiptree Inc.

WHEN	Wednesday, June 6, 2018, at 4:00 p.m., local time.

WHERE
780 Third Avenue, 21st Floor, New York, NY 10017. If you wish to attend the Annual Meeting in person, we ask that you reserve your seat by May 31, 2018 by contacting us at (212) 446-1400 or IR@tiptreeinc.com. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How do I obtain admission to the Annual Meeting?”

RECORD DATE	Stockholders of record as of the close of business on April 18, 2018 will be entitled to notice of and to vote at the 2018 Annual Meeting of Stockholders.

ITEMS OF BUSINESS	(1) To elect two (2) Class II directors to serve for a term expiring at the 2021 Annual Meeting (Proposal 1);
(2) To approve an amendment and restatement of our charter to remove the Class B common stock (Proposal 2);
(3) To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3); and
(4) To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

VOTING BY PROXY OR PROXY AUTHORIZATION
Tiptree Inc., on behalf of the Board of Directors, is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the 2018 Annual Meeting of Stockholders. Whether or not you plan to attend the Annual Meeting, please vote either over the Internet, by toll-free telephone or by completing, signing, dating and promptly returning the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on June 6, 2018: Financial and other information concerning Tiptree Inc. (“Tiptree”) is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2018 (the “2017 10-K”). Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials and our Annual Report at http://www.proxyvote.com.

By Order of our Board of Directors,

/s/ Neil C. Rifkind
Neil C. Rifkind
Secretary
New York, New York
●, 2018

Table of Contents

i

ii

ADDITIONAL INFORMATION	46
Solicitation of Proxies	46
Stockholder Proposals	46
Householding of Proxy Materials	46

OTHER MATTERS	47
Annex A: Fifth Articles of Amendment and Restatement	48
Annex B: Non-GAAP measures	58

iii

PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 6, 2018 at 4:00 PM Local Time

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the meeting and how does the Board recommend I vote on these proposals?

The purpose of the Annual Meeting is for stockholders to vote on the following proposals, which are included in this Proxy Statement. Tiptree’s Board recommends that you vote your shares as indicated below.

Other than the proposals described in this Proxy Statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy by telephone, Internet, or by signing and returning your proxy card, any of the persons appointed by the Board of Directors as proxy holders — Sandra Bell and Neil C. Rifkind — will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If any of our nominees is unavailable as a candidate for director, the above-named proxy holders will vote your proxy for another candidate or candidates as may be nominated by the Board of Directors.
Who is entitled to vote at the meeting?
If our records show that you were a holder of our common stock at the close of business on April 18, 2018, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that you held on the record date.
How many shares can vote?
As of the close of business on the record date of April 18, 2018, there are ● shares of Class A common stock of Tiptree Inc. (“Tiptree” or the “Company”) issued and outstanding (excluding ● shares of Class A common stock of the Company that are outstanding and held by our subsidiaries, which shares are not counted for purposes of the voting calculations set forth in this Proxy Statement). There are no other classes of voting securities outstanding. You are entitled to one (1) vote for each share of Class A common stock you held as of the close of business on the record date.
On April 10, 2018, Tiptree completed the Reorganization Merger (defined below) in which 6,861,561 shares of Class A common stock were issued to former limited partners of Tiptree Financial Partners, L.P. (“TFP”) and 6,861,561 shares of Class B common stock, representing all outstanding Class B common stock, were canceled. See “Recent Developments — Reorganization Merger” for more information.

What constitutes a quorum?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting. As of the close of business on the record date of April 18, 2018, there were ● shares outstanding and entitled to vote. Thus, ● shares must be represented at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum if you vote in person at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee). Additionally, abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.
How do I obtain admission to the Annual Meeting?
All stockholders at the close of business on the Record Date are invited to attend the Annual Meeting. All stockholders planning to attend the Annual Meeting in person must reserve a seat by May 31, 2018 by contacting us at (212) 446-1400 or IR@tiptreeinc.com. For admission, stockholders should come to the Annual Meeting check-in area no less than 15 minutes before the Annual Meeting is scheduled to begin. Stockholders of record should bring a form of photo identification so their share ownership can be verified. A beneficial owner holding shares in “street name” must also bring an account statement or letter from his or her bank or brokerage firm showing that he or she beneficially owns shares as of the close of business on the record date, along with a form of photo identification. The Annual Meeting will begin at 4:00 p.m., local time.
How do I vote?

•
For Proposal 1 (election of directors), you may either vote “FOR” all of the nominees to the Board of Directors or you may “WITHHOLD” your vote for all of the nominees or for any nominee that you specify.

•	For Proposal 2 (approval of the amendment and restatement of our charter to remove the Class B common stock), you may vote “FOR” or “AGAINST” such proposal or “ABSTAIN” from voting.

•	For Proposal 3 (ratification of the appointment of Deloitte), you may vote “FOR” or “AGAINST” such proposal or “ABSTAIN” from voting.

The procedures for voting are set forth below:
Stockholder of Record: Shares Registered in Your Name.    If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by giving your proxy authorization over the Internet, by telephone or by properly completing, signing and dating the accompanying proxy card where indicated and mailing the card in the postage paid envelope provided. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.

•
VOTE BY INTERNET — You may vote by internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on June 5, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•
VOTE BY PHONE — You may vote by calling 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on June 5, 2018. Have your proxy card in hand when you call and then follow the instructions.

•
VOTE BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tiptree Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•
VOTE IN PERSON — You may vote in person by attending the Annual Meeting. At the meeting, you will need to request a ballot to vote. See “How do I obtain admission at the Annual Meeting” for additional information.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee.    If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares of common stock voted. Such stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of common stock of record.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.
How is my vote counted?
If you vote through the Internet, by phone or properly execute the accompanying proxy card, and if we receive it by 11:59 p.m., Eastern Time, on June 5, 2018, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made in the proxy, your shares of common stock that the proxy represents will be voted in accordance with the recommendations of our Board of Directors set forth in this proxy statement. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
What vote is needed to approve each proposal?

•
For Proposal 1 (election of directors), the vote of a plurality of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for the election of a director. Therefore, the two nominees for director receiving the most “FOR” votes will be elected. For purposes of the vote on Proposal 1, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•
For Proposal 2 (approval of the amendment and restatement of our charter to remove the Class B common stock), the affirmative vote of a majority of all of the Class A and Class B common stock outstanding is required for approval of Proposal 2. For purposes of the vote on Proposal 2, abstentions and broker non-votes, if any, will counted as votes cast against the proposal.

•
For Proposal 3 (ratification of the appointment of Deloitte), the affirmative vote of a majority of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for approval of Proposal 3. For purposes of the vote on Proposal 3, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

How are “broker non-votes” and abstentions treated for purposes of the proposals?
Under the laws of Maryland, the state of Tiptree’s incorporation, abstentions generally do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and generally will not be counted as “votes cast.” However, for Proposal 2 (amendment and restatement of our charter to remove the Class B common stock), which requires the affirmative vote of a majority of all of the Class A common stock outstanding, abstentions and broker non-votes, if any, will have the same effect as a vote cast against the proposals. Therefore, abstentions and “Broker non-votes” will have no effect on Proposal 1 (election of directors) and Proposal 3 (ratification of appointment of Deloitte) but will, in effect, be treated as votes cast against the proposal for Proposal 2.
Brokers, banks, or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to “non-routine” proposals, but may vote their clients’ shares on “routine” proposals. Proposals 1 and 2 are non-routine proposals. Proposal 3 is a routine proposal. In the event that a broker, bank, or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Abstentions and broker non-votes will be treated as present for the purpose of determining the presence of a quorum.
What other information is part of this proxy statement?
The proxy materials include a letter to stockholders and our 2017 Annual Report which is comprised of the 2017 10-K. The 2017 10-K and this Notice and Proxy Statement and Form of Proxy are available, free of charge, on our website at http://www.tiptreeinc.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement. You may also obtain a copy of our 2017 Annual Report or the 2017 10-K, free of charge, by directing your request in writing to Tiptree Inc., 780 Third Avenue, 21st Floor, New York, NY, 10017, Attn: Secretary, or by calling our corporate number at (212) 446-1400. Our other filings made with the SEC are also accessible on our website and available at no charge on the SEC’s website at http://www.sec.gov.
Can I change my vote after I submit my proxy card or give instructions over the Internet or telephone?
Yes. If you are the record holder of your shares, you may revoke your proxy in one of three ways:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	signing and forwarding to us a proxy with a later date; or

•	appearing in person and voting by ballot at the Annual Meeting.
Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by voting again before 11:59 p.m., Eastern Time, on June 5, 2018, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked. If you attend the Annual Meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy.
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee.
How can I determine the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the conclusion of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.
We have hired Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 (“Morrow”), to help us distribute and solicit proxies. We will pay approximately $5,000 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.
No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.
Can I obtain a list of stockholders entitled to vote at the Annual Meeting?
At the Annual Meeting, and at least ten days prior to the Annual Meeting, a complete list of stockholders of record are entitled to vote at the meeting will be available at our principal office, 780 Third Avenue, 21st Floor, New York, NY, 10017, during regular business hours. Stockholders of record may inspect the list for proper purposes during normal business hours.
Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, this proxy statement, our proxy materials or your ownership of the Company’s common stock, please direct your request in writing to Tiptree Inc., 780 Third Avenue, 21st Floor, New York, NY, 10017, Attn: Secretary, or call our corporate number at (212) 446-1400.

CORPORATE GOVERNANCE MATTERS
This section of our proxy statement contains information about our corporate governance policies and practices. You can visit the governance documents section of our corporate website at http://www.tiptreeinc.com to view or to obtain copies of the Company’s Bylaws, Charter, CNG Committee Charter, Audit Committee Charter, Code of Business Conduct and Ethics, Code of Ethical Conduct and Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of our Bylaws, Charter, CNG Committee Charter, Audit Committee Charter, Code of Business Conduct and Ethics, Code of Ethical Conduct, Corporate Governance Guidelines and Securities Trading Policy by directing your request in writing to Tiptree Inc., 780 Third Avenue, 21st Floor, New York, NY, 10017, Attn: Secretary or by calling our corporate number at (212) 446-1400.
The Board of Directors and its Committees

Our business and affairs are overseen by our Board of Directors pursuant to the Maryland General Corporation Law (the “MGCL”) and our Bylaws. Members of the Board of Directors are kept informed of the Company’s business by participating in Board and committee meetings, by reviewing materials provided to them and through discussions with the Chairman and CEO and with key members of management.

On December 22, 2014, the Company elected to be subject to Section 3-804(c) of the MGCL (the “Opt-In”), which is a common practice among Maryland corporations with classified boards. As a result of the Opt-In, the Board has the exclusive right to fill vacancies on the Board, and any director elected by the Board to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

The average age of our directors, including our director nominees, is 61 years. The average tenure of our directors, including our director nominees as of the 2018 Annual Meeting, is expected to be approximately 5 years.

Our Board of Directors presently consists of six members: Michael G. Barnes, Paul M. Friedman, Lesley Goldwasser, Jonathan Ilany, John E. Mack, and Bradley E. Smith. The Board of Directors has affirmatively determined that Messrs. Friedman, Mack and Smith and Ms. Goldwasser are independent as that term is defined in NASDAQ Marketplace Rules and SEC regulations.

The Board of Directors currently has two standing committees: an Audit Committee and a Compensation, Nominating and Governance Committee (the “CNG Committee”).
During fiscal 2017, our Board of Directors held eight meetings, the Audit Committee held nine meetings and the CNG Committee held eight formal meetings and several informal discussions among the members of the CNG Committee and its independent compensation consultant. All of our directors during fiscal 2017 attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee of the Board of Directors on which they served during fiscal 2017.
Audit Committee
Our Board of Directors has established an audit committee that meets the definition provided by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Currently the Audit Committee is comprised of our four independent directors: Messrs. Friedman, Mack and Smith and Ms. Goldwasser. The current Audit Committee members satisfy the definition of independence set forth in the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Mr. Mack is the Chairman of the Audit Committee and was determined by our Board of Directors to be an “audit committee financial expert” as that term is defined in the Exchange Act.

The Audit Committee assists the Board of Directors in overseeing:
• our accounting and financial reporting processes;
• the quality and integrity and audits of our consolidated financial statements, and accounting and reporting processes;
• our compliance with legal and regulatory requirements;
• the qualifications and independence of our independent registered public accounting firm; and
• the performance of our independent registered public accounting firm and any internal auditors.
The Audit Committee is also responsible for engaging the independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm and considering the range of audit and non-audit fees.
Compensation, Nominating and Governance Committee
The CNG Committee is comprised of our four independent directors: Messrs. Friedman, Mack and Smith and Ms. Goldwasser. Mr. Friedman has been Chairman of the CNG Committee since August 2016.

The CNG Committee is responsible for:
• establishing our corporate goals and objectives relevant to the Chief Executive Officer’s compensation, reviewing the Chief Executive Officer’s performance in light of such goals and objectives and evaluating and approving the performance of, and the compensation paid by the Company to, the Chief Executive Officer in light of such goals and objectives;

• reviewing and evaluating the performance of, and recommending to the Board of Directors the compensation of, our executive officers other than our Chief Executive Officer, considering our corporate goals and objectives and evaluating the performance of such executive officers in light of such goals and objectives;

• overseeing the compensation policies and programs of our non-executive officer employees to determine whether such compensation policies and programs are functioning effectively and do not create any unreasonable risk to the Company, as well as reviewing the appropriateness of the compensation practices to determine if they are reasonably likely to have a material adverse effect on the Company;

• reviewing, evaluating and recommending to the Board of Directors any incentive plan or material revision thereto, and administering the same;
• reviewing and approving the disclosure regarding our compensation and benefit matters in our proxy statement and Annual Report;
• identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

• developing and recommending to the Board of Directors corporate governance guidelines and policies;
• recommending to the Board of Directors compensation for service as directors in accordance with our corporate governance guidelines;
• overseeing the evaluation of the structure, duties, size, membership and functions of the Board of Directors and its committees and recommending appropriate changes to the Board of Directors; and
• establishing procedures to exercise oversight of the evaluation of the Board of Directors and its committees and members (including a self-evaluation).
The CNG Committee has the authority to retain, at the Company’s expense, independent legal, accounting and other consultants, advisors and experts that it reasonably determines to be necessary or appropriate to assist the committee in the performance of its responsibilities. For 2017, the CNG Committee engaged Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant to help advise it on the design and amount of our executive compensation. See “Use of Independent Compensation Consultant” below for further details on the services provided by our independent compensation consultant in 2017.

Director Compensation
The following table sets forth information regarding the compensation paid to, or earned by our directors, during fiscal 2017:
Director Compensation Fiscal 2017

Name	Paid in Cash ($)(1)	Paid in Stock Awards ($)(2)(3)	Total ($)
Michael G. Barnes(4)	—	—	—
Paul M. Friedman	$110,000	$76,749	$186,749
Lesley Goldwasser	$100,000	$76,749	$176,749
Jonathan Ilany(4)	—	—	—
John E. Mack	$140,000	$76,749	$216,749
Bradley E. Smith	$100,000	$76,749	$176,749

(1)
Ms. Goldwasser and Messrs. Friedman and Smith received an additional one-time cash payment of $25,000 each and Mr. Mack received an additional one-time cash payment of $50,000 for providing additional services as part of a special committee of the Board formed in early 2017. The special committee was terminated later in the year in 2017.

(2)
Includes amount paid, or granted, as applicable, to our independent directors under our Non-Employee Director Compensation Program described below, including amounts that were instead paid in shares of our common stock as a result of a director’s election to receive shares as described below.

(3)
Amounts recognized by the Company for financial statement reporting purposes in the fiscal year ended December 31, 2017 in accordance with Accounting Standards Codification 718 — Compensation — Stock Compensation. See Note 20 to the consolidated financial statements contained in the 2017 10-K.

(4)
Messrs. Barnes and Ilany receive no compensation in connection with their service on our Board. The compensation that they receive in their capacity as Executive Chairman and Chief Executive Officer, respectively, is included in the Summary Compensation Table below.

Non-Employee Director Compensation Program

In fiscal 2017, each director other than Messrs. Barnes and Ilany received an annual retainer of $50,000, plus $6,250 per quarter for attending each quarterly Board of Directors meeting (for total meeting fees of $25,000 per year), plus $75,000 in immediately vested shares of our common stock. The Chair of the Audit Committee receives an additional annual retainer of $15,000 and the chair of the CNG Committee receives an additional annual retainer of $10,000. The annual retainer payable to our independent directors is payable quarterly in arrears. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors. These shares are granted in arrears with the number of shares based on the volume weighted average price for the ten trading days prior to the end of the quarter. The grant date fair market value of our common stock for each quarterly payment was $7.00, $7.00, $6.60, and $6.10, respectively.

Principal Executive Officer Pay Ratio

As a result of the recently adopted rules under the Dodd-Frank Act, beginning with this proxy statement, the SEC requires disclosure of the ratio of the compensation of the principal executive officer (“PEO”) to the median of the annual total compensation of all employees, other than the PEO. The Company views the Executive Committee, consisting of Mr. Barnes, its Executive Chairman, and Mr. Ilany, its Chief Executive Officer, collectively as the Company’s PEO.
We identified the median employee by using as our consistently applied compensation measure 2017 gross earnings, as reported on Form W-2 (“W-2 gross earnings”), for all individuals who were employed by the Company and its subsidiaries on December 31, 2017, other than our principal executive officers. We included all employees, whether employed on a full-time, part-time or seasonal basis, and we did not annualize the compensation of any full-time employee who was employed for less than the full 2017 calendar year. We believe that the use of W-2 gross earnings is an appropriate measure by which to determine the median employee because it accurately represents annual compensation earned by our employees. After identifying the median employee based on 2017 W-2 gross earnings, we calculated the annual total compensation for such employee using the same methodology that we use for our NEOs as set forth in the “Totals” column in the NEO compensation table under “Compensation Discussion and Analysis—Named Executive Officers” above.

Messrs. Barnes and Ilany had 2017 annual total compensation of $2,018,187 and $3,660,972 respectively, as reflected in the Summary Compensation Table included in this Proxy Statement under “Executive Compensation—Summary Compensation”. Using the same methodology used to calculate Messrs. Barnes and Ilany’s 2017 total compensation in the Summary Compensation Table, our median employee’s total compensation for 2017 was $56,326. As a result, we estimate that Messrs. Barnes’ and Ilany’s 2017 annual total compensation was approximately 36 times and 65 times, respectively, of our median employee.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on the employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board of Directors carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director relationships and access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board of Directors and management responsibilities. Our CNG Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board of Directors.
Code of Business Conduct and Ethics and Code of Ethical Conduct
Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers (including our principal executive officer and principal financial and accounting officer) and employees, as well as employees of any person or its affiliates that provide services to us. The Code of Business Conduct and Ethics was designed to assist our directors, executive officers and employees, as well as employees of any person or its affiliates that provide services to us, in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our Company’s assets, confidentiality, communications with the public, accounting matters, record keeping and discrimination and harassment. In addition, we have a Code of Ethical Conduct that applies to our senior officers and financial managers. The Code of Ethical Conduct provides principles to which senior officers and financial managers are expected to adhere and advocate, rules regarding individual and peer responsibilities, and responsibilities to other employees, us, the public and other stockholders. Like the Code of Business Conduct and Ethics, it is designed to assist the senior officers and financial managers comply with the law and resolve moral and ethical issues that may arise.
We intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Business Conduct and Ethics by posting such information on our corporate website.
Stockholder Engagement and Communications with our Board of Directors
We have discussions with a variety of our stockholders throughout the year including one-on-one meetings and participation at investor conferences. In addition, we have a process by which stockholders and other parties may communicate with our Board of Directors, our independent directors as a group or our individual directors. Any such communications may be sent to our Board of Directors in writing and should be directed to the Board of Directors, a committee, the independent directors as a group, or an individual director at Tiptree Inc., 780 Third Avenue, 21st Floor, New York, NY, 10017, Attn: Secretary, who will forward all such communications on to the intended recipient. In addition, stockholder communications can be directed to our Board of Directors, a committee, the independent directors as a group or an individual director by calling our Corporate Governance Hotline at (844) 877-5474. Any such communications may be made anonymously.
Director Attendance at Annual Meetings
Pursuant to our Corporate Governance Guidelines, we expect each member of our Board of Directors to attend each annual meeting of stockholders. Last year, all of the directors attended the annual meeting of stockholders.
Identification of Director Candidates
As stated in the CNG Committee Charter, the CNG Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and for recommending to the Board nominees to be considered for election at our annual meeting of stockholders.
In making recommendations to our Board of Directors, the CNG Committee considers such factors as it deems appropriate. Though the Company does not have a formal policy addressing diversity, the Board of Directors and the CNG Committee believe that diversity is an important attribute of the members who comprise our Board of Directors and that members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. As such, directors should have diversity with respect to background, skills and expertise, industry knowledge and experience. The CNG Committee uses the following general criteria for identifying director candidates:

•	Directors should possess senior level management and decision-making experience;

•	Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

•	Directors should have the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to the Company and its stockholders;

•
Directors should be highly accomplished in their respective fields, with leadership experience in corporations or other complex organizations, including government, educational and military institutions;

•	In addition to satisfying the independence criteria described in the Corporate Governance Guidelines, independent directors should be able to represent all stockholders of the Company;

•
Directors who are expected to serve on a committee of the Board of Directors shall satisfy applicable legal requirements and other criteria established by any securities exchange on which our common stock is listed; and

•	Directors should have the ability to exercise sound business judgment to provide advice and guidance to the Chief Executive Officer and Executive Chairman with candor.
The foregoing general criteria apply equally to the evaluation of all potential independent and management director nominees, including those individuals recommended by stockholders.
The Board of Director’s assessment of a director candidate’s qualifications also includes consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors.
Our CNG Committee may solicit and consider suggestions of our directors or our management regarding possible nominees. Our CNG Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.
Our CNG Committee may consider director candidates recommended by our stockholders. Our CNG Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board of Directors or our management. Any recommendations by stockholders should follow the procedures outlined under “Additional Information — Stockholder Proposals” in this proxy statement and in our Bylaws.

Executive Sessions of Independent Directors
In accordance with our Corporate Governance Guidelines, the independent directors serving on our Board of Directors are given an opportunity at each meeting to meet in executive session without the presence of any directors or other persons who are part of our management. Our executive sessions were chaired by our Lead Director, Ms. Goldwasser. Interested parties may communicate directly with our Lead Director or our independent directors as a group through the process set forth above under “Communications with our Board of Directors.”
Current Board Leadership Structure
Our Board of Directors is led by Michael G. Barnes, the Chairman of our Board of Directors, and our Executive Chairman.
Because the Chairman of the Board of Directors is not independent, the Board of Directors appointed Ms. Goldwasser to serve as the Company’s Lead Director and preside at executive sessions of the independent directors and at meetings of the Board of Directors when the Chairman is not present.
To help ensure that the Board of Directors carries out its oversight responsibilities, our Corporate Governance Guidelines require the Board of Directors as a whole to maintain independence from management. Pursuant to the Corporate Governance Guidelines, a majority of the Board of Directors must be independent. As of the date hereof, four of our current six directors have been determined to be independent.
Board’s Role in Risk Oversight
Our Board of Directors oversees our business in general, including risk management and performance of the Executive Chairman, Chief Executive Officer and other members of senior management, to assure that the long-term interests of the stockholders are being served. Each committee of our Board of Directors is also responsible for reviewing the risk exposure related to such committee’s areas of responsibility and providing input to senior management on such risks.
Management and our Board of Directors have a process to identify, analyze, manage and report all significant risks facing us. Our Executive Chairman and Chief Executive Officers will regularly report to the Board of Directors on significant risks facing us, including legal, financial, operational and strategic risks. The Audit Committee reviews with senior management significant risks related to the Company and periodically reports to the Board of Directors on such risks.
In addition, pursuant to its charter, the Audit Committee is responsible for reviewing and discussing the Company’s business risk management process, including the quality and integrity of the Company’s financial statements, and accounting and reporting processes, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. Furthermore, the Audit Committee evaluates key financial statement issues and risks, their impact or potential effect on reported financial information and the process used by management to address such matters. At each Audit Committee meeting, management briefs the committee on the current business and financial position of the Company, as well as such items as internal audits and independent audits.
Compensation Risk Assessment
The CNG Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the CNG Committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.
CNG Committee Interlocks and Insider Participation
The following non-employee directors are the current members of the CNG Committee of the Board of Directors: Messrs. Friedman, Mack and Smith and Ms. Goldwasser. During 2017, none of the Company’s executive officers served as a director or member of the corporate governance committee of any other entity whose executive officers served on the Company’s Board of Directors or CNG Committee.
CONTINUING DIRECTORS
The following directors will continue to serve as directors.

Name	Age	Director Since
Class I
Paul M. Friedman (Chairman of the CNG Committee)	63	August 2016
Bradley E. Smith	61	July 2013
Class III
Lesley Goldwasser (Lead Director)	56	January 2015
Jonathan Ilany (Director and Chief Executive Officer)	65	August 2010

Paul M. Friedman has been a member of our Board of Directors since August 2016. From November 2009 to March 2015, Mr. Friedman served as the Senior Managing Director and Chief Operating Officer of Guggenheim Securities LLC. From June 2008 to October 2009, Mr. Friedman served as a Managing Director of Mariner Investment Group (“Mariner”). Mr. Friedman spent 27 years at Bear Stearns & Co. Inc. (“Bear Stearns”) from 1981 to 2008, most recently holding the position of Chief Operating Officer of its Fixed Income Division. Mr. Friedman serves on the board of directors of Oppenheimer Holdings Inc. and Great Ajax Corp. Mr. Friedman has a M.S. in Finance and Accounting from New York University, Stern School of Business, and a B.A. in Economics from Colgate University.

Mr. Friedman was selected and qualified to serve as a member of our Board of Directors because of his diverse and extensive business and financial experience as well as his experience on the boards of other public companies.

Bradley E. Smith has been a member of our Board of Directors since July 2013. Mr. Smith was a member of the board of directors of TFP from June 2007 to July 2013. He is the founder of Kahala Capital Advisors LLC, a private investment firm, and of Kahala Aviation Ltd., a commercial aircraft leasing company. Prior to Kahala Capital, Mr. Smith worked for almost 20 years in banking in New York and Asia. He was employed from 1995 until 2000 at Bear Stearns, where he started that company’s credit derivatives businesses in New York; and later as a Senior Managing Director, based in Tokyo, managing the firm’s fixed income and derivative businesses. Before Bear Stearns, Mr. Smith spent 10 years with Bankers Trust Company (“Bankers Trust”) as a syndicate manager in its loan syndications group, where he was responsible for the syndication of some of the largest leveraged loan financings ever completed. Afterwards, he transferred to Tokyo and Hong Kong, where he was involved in Bankers Trust’s credit trading businesses in Asia. In his last position at Bankers Trust, Mr. Smith was one of the founders of that bank’s credit derivatives business. He is currently on the board of directors of Tricadia Credit Strategies, Ltd and sits on an investment committee for a Star Asia Group fund. Mr. Smith holds a B.A. from St. Joseph’s University and an M.B.A. from the American Graduate School of International Management.
Mr. Smith was selected and qualified to serve as a member of our Board of Directors because of his knowledge as a private investor and entrepreneur, experience involving large complex financial transactions and his extensive international relationships.
Lesley Goldwasser has been a member of our Board of Directors since January 2015. Ms. Goldwasser has been a Managing Partner of GreensLedge Capital Markets LLC (“GreensLedge”) since September 2013. Prior to joining GreensLedge, Ms. Goldwasser was associated with Credit Suisse Group AG (“Credit Suisse”) as a Managing Director from September 2010 to November 2013, where she had global responsibility for the Hedge Fund Strategic Services unit. Before Credit Suisse, Ms. Goldwasser spent 12 years at Bear Stearns where she was co-head of Global Debt and Equity Capital Markets units and had global responsibility for structured products. Prior to her tenure at

Bear Stearns, Ms. Goldwasser spent 12 years at Credit Suisse in a variety of management positions, including responsibility for both the Asset Backed and Non-Agency Mortgage Trading Desks. Ms. Goldwasser is a graduate of the University of Cape Town, South Africa.

Ms. Goldwasser was selected and qualified to serve as a member of our Board of Directors because of her diverse and extensive business and financial experience across a variety of investment banking disciplines.

Jonathan Ilany is our Chief Executive Officer and a member of our Executive Committee. He is also a member of our Board of Directors. From February 2015 to November 2015, Mr. Ilany was our Co-Chief Executive Officer. From October 2014 until February 2015, he was our Executive Vice President, Head of Mortgage Finance and Asset Management. Mr. Ilany served as a director of Rescap, a subsidiary of Ally Bank from November 2011 until December 2013. Since 2005, Mr. Ilany has been a private investor and passive partner at Mariner. Mr. Ilany was a partner at Mariner from 2000 until 2005, responsible for hiring and setting up new trading groups, overseeing risk management, and serving as a senior member of the Investment Committee and Management Committee of the firm. From 1996-2000, Mr. Ilany was a private investor. From 1982 until 1995, Mr. Ilany was an employee of Bear Stearns. From 1980 until 1982, Mr. Ilany worked at Merrill Lynch. From 1971 until 1975, Mr. Ilany served in the armored corps of the Israeli Defense Forces, and he was honorably discharged holding the rank of First Lieutenant. Mr. Ilany received his B.A. and M.B.A. from the University of San Francisco.
Mr. Ilany was selected and qualified to serve as a member of our Board of Directors because of his extensive risk management and senior managerial experience in the financial services industry, his board experience and his experience with investing in real estate and real estate-related assets and extensive knowledge of our business and industries.
EXECUTIVE OFFICERS
Set forth below is the background information regarding each of our executive officers as of March 31, 2018, other than Mr. Barnes whose biography is under “Proposals to be Voted on- Proposal 1: Election of Directors - Information Regarding the Nominees for Election” and Mr. Ilany, whose biography is above under “Continuing Directors”.
Sandra Bell, age 60, has been our Chief Financial Officer since July 2015. Ms. Bell brings over 30 years of business experience in the financial services and energy industries, both as a public company Chief Financial Officer and as an investment banker. Prior to joining the company, Ms. Bell served as Chief Financial Officer of Prospect Mortgage, LLC (“Prospect”), a private equity owned mortgage originator and servicer, overseeing all financial activities, including strategic planning, treasury, financial reporting, bank and rating agency relationships and investor relations. Prior to joining Prospect, from 2008 to 2011, Ms. Bell served as Chief Financial Officer of PHH Corporation (“PHH”), a publicly traded, multi-divisional financial services company engaged in the private label mortgage services and fleet management businesses. While at PHH, her responsibilities included treasury, cash management and banking relationships, strategic planning, budgeting and forecasting, investor relations, accounting and public reporting, audit and tax. Prior to PHH, Ms. Bell served as Executive Vice President and Chief Financial Officer of the Federal Home Loan Bank of Cincinnati, where Ms. Bell managed its development, profitability and risk of its core business lines. While at the FHLB, she led the strategic financial management and reporting functions, including SEC reporting; treasury, including funding and capital and risk management; credit services, including the lending and credit risk management functions; and management of a whole loan mortgage portfolio. Prior to assuming her position at the Federal Home Loan Bank, Ms. Bell had been a Managing Director at Deutsche Bank Securities, where she had been employed for 13 years. Ms. Bell received a Bachelor of Arts degree in Economics from The Ohio State University and a Masters in Business Administration from Harvard Business School.
Neil C. Rifkind, age 51, has been our Vice President, General Counsel and Secretary since July 2013. From 2011 until July 2013, Mr. Rifkind was Special Counsel at the law firm of Schulte Roth & Zabel LLP, specializing in mergers and acquisitions and securities law. From 2006 through 2010, he was an associate at Schulte Roth & Zabel LLP. From 1998 until 2006, Mr. Rifkind was an associate at the law firm of Fried, Frank, Harris, Shriver & Jacobson

LLP. Mr. Rifkind received a J.D. from Boston University School of Law, an M.A. in Philosophy from the University of Toronto and an A.B. in Philosophy from the University of Chicago.

RECENT DEVELOPMENTS - REORGANIZATION MERGER

To simplify its corporate structure and bring its GAAP reporting closer to its actual economic ownership, on April 10, 2018, Tiptree Inc. (“Tiptree” or the “Company”) caused Tiptree Financial Partners, L.P. (“TFP”) to merge with and into Tiptree with Tiptree continuing as the surviving company (the “Reorganization Merger”) subject to the terms and conditions of an Agreement and Plan of Merger, dated as of April 10, 2018 (the “Merger Agreement”). The board of directors of each of Tiptree and TFP have approved the Merger Agreement. In addition, limited partners of TFP, collectively holding a majority of common units approved the Merger Agreement. A copy of the Merger Agreement was filed as Exhibit 10.1 to Tiptree’s Current Report on Form 8-K on April 10, 2018 and is incorporated herein by reference.

In the Reorganization Merger, each limited partner of TFP received as consideration for its LP units, (i) the number of Class A common stock that they would have been entitled to exchange into using the existing exchange mechanic (6,861,561 shares in the aggregate) (ii) a warrant, which expires on September 30, 2018, to purchase Tiptree Class A common stock at an exercise price of $11.33 per share (a maximum of 652,500 Tiptree Class A common stock in the aggregate) and (iii) warrants to acquire Tiptree Class A common stock on the same economic terms as their existing warrants to acquire TFP units (2,255,149 Tiptree Class A shares in the aggregate (collectively, the “Merger Consideration”).

Also, in connection with the Reorganization Merger, (i) 6,861,561 shares of Class B common stock, (ii) the existing warrant owned by TFP to acquire 652,500 Tiptree Class A common stock at an exercise price of $11.33 per share and (iii) the existing warrants to acquire TFP units that are exchangeable for 2,255,149 Tiptree Class A shares in the aggregate were canceled.

The following chart is a simplified version of our organizational structure as of December 31, 2017 and after completion of the Reorganization Merger:

As of December 31, 2017
Private Limited Partners
Public Stockholders
LP units exchangeable for Class A Common Stock
~19%
Tiptree Inc.
NASDAQ: TIPT
~81%
Tiptree Financial Partners, LP
100%
Tiptree Operating Company, LLC
Operating Subsidiaries
Post –Reorganization Merger
Public Stockholders
Tiptree Inc.
NASDAQ: TIPT
100%
Tiptree Operating Company, LLC
Operating Subsidiaries

PROPOSALS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors is classified into three classes: Class I, consisting of Paul M. Friedman and Bradley E. Smith, to hold office for a term expiring at the 2020 annual meeting of stockholders; Class II, consisting of Michael G. Barnes and John E. Mack to hold office for a term expiring at the Annual Meeting, and Class III, consisting of Jonathan Ilany and Lesley Goldwasser, to hold office for a term expiring at the 2019 annual meeting of stockholders.
Our Fourth Amended and Restated Bylaws (“Bylaws”) provide that a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one (1), which is the minimum number required by the Maryland General Corporation Law, nor more than fifteen (15).
Information Regarding the Nominees for Election
The following table and biographical descriptions set forth certain information, as of March 31, 2018, with respect to each nominee for election as director at the Annual Meeting. Messrs. Barnes and Mack each currently serve as a director.
All nominees for director have consented to be named and have agreed to serve as directors if elected. We have no reason to believe that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept election or are unable to serve for any reason, the persons named as proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for such substitute as may be designated by the Board of Directors.

Nominees for Election as Class II Directors	Age	Director Since
Michael G. Barnes (Chairman of the Board and Executive Chairman)	51	August 2010
John E. Mack (Chairman of the Audit Committee)	70	May 2015

Michael G. Barnes has been a member of our Board of Directors since August 2010, and he currently serves as the Chairman of our Board of Directors as well as our Executive Chairman and is a member of the Tiptree management executive committee. He has been the Chairman of Tiptree Financial Partners, L.P (“TFP”) since its inception in 2007 and served as the Chief Executive Officer of TFP from 2007 until June 2012. Mr. Barnes has been Executive Chairman of Tiptree Operating Company, LLC (“Operating Company”) since July 1, 2013. Mr. Barnes is a founding partner and currently Managing Partner and Co-Chief Investment Officer of Tricadia Holdings, L.P. (“Tricadia”) and its affiliated companies, which are privately held and provide investment management services. Prior to the formation of Tricadia in 2003, Mr. Barnes spent two years as Head of Structured Credit Arbitrage within UBS Principal Finance LLC, a wholly owned subsidiary of UBS Warburg, which conducted proprietary trading on behalf of the firm. Mr. Barnes joined UBS in 2000 as part of the merger between UBS and PaineWebber Inc. Prior to joining UBS, Mr. Barnes was a Managing Director and Global Head of the Structured Credit Products Group of PaineWebber. Prior to joining PaineWebber in 1999, he spent 12 years at Bear Stearns, the last five of which he was head of their Structured Transactions Group. Mr. Barnes received his A.B. from Columbia College.
Mr. Barnes was selected and qualified to serve as a member of our Board of Directors because of his extensive senior level experience in the investment management industry, including with respect to the management of credit and real estate assets.

John E. Mack has been a member of our Board of Directors since May 2015 and currently serves as Chairman of the Audit Committee. Mr. Mack has over 40 years of international banking and financial business management experience. Mr. Mack is also on the board of directors of Medley Capital Corporation, Incapital Holdings LLC, Searchlight Minerals Corp and GlobalMin Ventures Inc.  From January 2010 to March 2015, Mr. Mack was Vice Chairman and a director of Islandsbanki hf located in Reykjavik, Iceland. From November 2011 through December 2013,

Mr. Mack was a member of the board of directors of Residential Capital LLC. From November 2002 through September 2005, Mr. Mack served as Senior Managing Executive Officer and Chief Financial Officer of Shinsei Bank, Limited of Tokyo, Japan. Prior to joining Shinsei Bank and for more than 25 years, Mr. Mack served in senior management positions at Bank of America and its predecessor companies, including 12 years as Corporate Treasurer of NationsBank Corporation and NCNB Corporation. Mr. Mack holds an MBA from the University of Virginia, Darden School of Business and received his bachelor’s degree in Economics from Davidson College.

Mr. Mack was selected and qualified to serve as a member of our Board of Directors because of his experience in senior management positions at large financial institutions and his extensive experience in finance, accounting and regulatory issues. In addition, his tenure in the financial services industry and service as a director of both public and private companies provide industry-specific knowledge and expertise to our Board of Directors.
Vote Required and the Recommendation of the Board
The vote of a plurality of all of the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of each Class II director. Therefore, the two nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
ALL DIRECTOR NOMINEES.

PROPOSAL 2: APPROVAL OF CHARTER AMENDMENT AND
RESTATEMENT TO REMOVE CLASS B COMMON STOCK

The Company canceled all Class B common stock in the Reorganization Merger. As such, the Board has determined that it is in the best interests of the Company and its stockholders to amend and restate the Fourth Articles of Amendment and Restatement of the Company (the “Charter”) as set forth on Annex A to remove all references to the Class B common stock as well as other ministerial changes, including but not limited to, removal of references to TFP and updating the Company’s legal name to Tiptree Inc. (the “Amendments”). The Board approved the Amendments on April 12, 2018, subject to stockholder approval, and the Board authorized submission of the Amendments to a stockholder vote at the annual meeting. The above description of the Amendments is qualified in its entirety by the actual text of the Fifth Articles of Amendment and Restatement included in Annex A, with deletions indicated by strikeouts and additions by bold font and underlining.

If this Proposal 2 is approved by the stockholders, the Company’s Charter will be amended and restated in accordance with Annex A. If approved by a majority of the Class A stockholders at the annual meeting, we will file the Fifth Articles of Amendment and Restatement of the Company with the Secretary of State of the State of Maryland as soon as practicable after the annual meeting. To be adopted, the Fifth Articles of Amendment and Restatement of the Company must be approved by the affirmative vote of a majority of all outstanding shares of common stock entitled to vote. Stockholders may direct that their votes be cast “for” or “against” the proposal, or stockholders may abstain from this proposal. Abstentions and broker non-votes will have the same effect as votes cast against the proposal.

Vote Required and the Recommendation of the Board
The affirmative vote of a majority of the Class A common shares outstanding is required for approval of Proposal 2. Abstentions and broker non-votes, if any, will be counted as votes cast against Proposal 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE
“FOR”
THE CHARTER AMENDMENT AND RESTATEMENT TO REMOVE CLASS B COMMON STOCK

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  We are asking our stockholders to ratify our audit committee's appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte has audited our financial statements as of and for the year ended December 31, 2017. KPMG LLP (“KPMG”) served as our independent registered public accountant for the year ended December 31, 2016.

Effective April 20, 2017, we engaged Deloitte as our independent registered public accounting firm. During the year ended December 31, 2016, and the subsequent interim period through April 20, 2017, we did not, nor did anyone on our behalf, consult with Deloitte regarding either (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that was an important factor considered in reaching a decision as to accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The reports of KPMG on the consolidated financial statements of Tiptree and its subsidiaries as of and for the year ended December 31, 2016 and on the effectiveness of our internal control over financial reporting as of December 31, 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the year ended December 31, 2016, and the subsequent interim period through April 20, 2017, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.
A representative of Deloitte will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
The following table presents the approximate aggregate fees billed by Deloitte, our independent registered public accounting firm for services performed with respect to fiscal 2017, beginning on March 31, 2017 and KPMG, our independent registered public accounting firm for 2016 until April 20, 2017, for services performed with respect to fiscal 2016 and the three months ended March 31, 2017:

	Deloitte	KPMG	KPMG
	Q2-Q4 2017	Q1 2017	2016
Audit Fees(1)	$3,790,000	$2,485,666	$5,318,800
Audit-Related Fees(2)	$513,500	—	$428,400
Tax Fees(3)	$1,412,000	—	—
All Other Fees(4)	—	$120,000	$156,000
Total Fees	$5,715,500	$2,605,666	$5,903,200

(1)	Fees related to our annual audit, review of our quarterly reports on Form 10-Q, and review of documents filed with the SEC.

(2)	Fees related to procedures associated with the adoption of new accounting standards and acquisitions.

(3)	Fees related to tax compliance services and tax preparation services.

(4)	Fees for other incidental expenses.

Pre-Approval Policies and Procedures of the Audit Committee
The Audit Committee has sole authority (with the input of management) to approve in advance all engagements of our independent registered public accounting firm for audit or non-audit services. All services provided by Deloitte in 2017 and KPMG in 2016 and 2017 were pre-approved by the Audit Committee. The Audit Committee has determined that the non-audit services provided by the Company’s independent registered public accounting firms are compatible with maintaining the accounting firm’s independence.
Ratification
The Board of Directors asks stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or other governing documents. However, the Board of Directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Vote Required and the Recommendation of the Board
The affirmative vote of a majority of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for approval of Proposal 3. For purposes of the vote on Proposal 3, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE
“FOR”
RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, and the decisions made by our CNG Committee with respect to the same for 2017. The discussion below is intended to help you understand the detailed information for our named executive officers (“NEOs”) provided in our executive compensation tables and to help place the specific pay decisions for 2017 into context within our overall compensation program. Our current NEOs are Michael Barnes, our Executive Chairman, Jonathan Ilany, our Chief Executive Officer, Sandra Bell, our Chief Financial Officer, and Neil Rifkind, our General Counsel and Secretary.

Guiding Principles and Compensation Policies

Tiptree’s executive compensation program is intended to reward our leadership for performance and to align our leadership’s interests with those of our other stockholders on an annual and long-term basis. Our CNG Committee has developed the following guiding principles for our executive compensation program:

•
Pay for performance with a significant percentage of compensation tied to the Company’s performance, including by tying a significant portion of the equity compensation of our NEOs to the Company’s goals of generating long-term stockholder value;

•	Align executive compensation with stockholder interests;

•	Provide incentives to close the gap between the Company’s book value per share and stock trading price;

•	Balance rewarding short-term and long-term performance to focus on long-term value creation;

•	Retain current management, encourage loyalty and effectively attract new executives over time by providing competitive levels of compensation; and

•	Make our executive compensation practices transparent.

Consistent with the foregoing, our executive compensation program has three primary elements: salary, performance-based annual cash incentive awards and annual long-term equity incentive awards. As described further in the table below, each element of our compensation program is tailored to incentivize performance in a specific area that we believe will promote sustained economic value over time. In addition, on a case by case basis, the Company has awarded initial cash or equity grants to attract talented executives.

Element	Form of Compensation	Pay for Performance	Primary Objectives
Base Salary	Fixed Cash	Adjustments to base salary take into account individual performance	Attract and retain talented executives while avoiding a high fixed cost structure
Annual Cash Incentive Award	Variable Cash	Awards based on an earnings metric of the Company as adjusted by the CNG Committee and individual performance	Motivate near-term productivity and profitability
Annual Long-Term Equity Incentive Award	Variable	Awards based on an earnings metric of the Company as adjusted by the CNG Committee and individual performance	Align executive interests with long-term stockholder value
	Restricted stock units (“RSUs”) subject to time-based vesting	Time-based vesting encourages retention; potential value gained through stock appreciation
	Time- and performance-based options	Time-based vesting encourages retention; potential value gained is dependent on sustained stock trading price increase

Our CNG Committee is responsible for our executive compensation program design and administration, including evaluation of management performance and a regular review of our compensation programs and awards. Tiptree is managed by a management Executive Committee consisting of Michael G. Barnes, our Executive Chairman and Jonathan Ilany, our CEO. The Executive Committee is responsible for strategic planning, capital allocation among Tiptree’s businesses, overseeing M&A activity and risk management. Our Executive Committee provides the CNG Committee with preliminary recommendations for the discretionary elements of the compensation of the NEOs other than those on the Executive Committee. However, the CNG Committee approves the compensation for all NEOs, including the Executive Chairman and CEO.

Below is a summary description of the Company’s significant compensation policies.

What We Do
✓	Pay for performance	✓	Use an independent compensation consultant
✓	Grant equity-based awards as a significant portion of our NEOs annual variable compensation	✓	Prohibit NEOs from shorting, pledging or hedging Tiptree stock
✓	Mitigate risk through a clawback policy	✓	CNG Committee reserves right to exercise negative discretion
✓	Individual grant limits under our omnibus equity plan

What We Don’t Do
✓	No perquisites to NEOs other than reimbursement of medical and transportation costs	✓	No recycling of shares used to pay the taxes on vested RSUs
✓	No Section 280G or 409A tax gross-ups	✓	Beginning in 2018, no guaranteed bonus arrangements with our NEOs
✓	No defined benefit pensions or supplemental retirement programs	✓	No repricing of underwater stock options

We mitigate risk through our Incentive Compensation Clawback Policy effective January 1, 2017. If the Company files an accounting restatement, then, with respect to any recipient of an award under the Company’s plans whose misconduct led to the restatement, the CNG Committee may, at its discretion, require any bonus (whether in the form of cash, RSUs or options) paid or granted to such recipient based on the incorrect financial statements, be repaid to the Company in an amount determined by the CNG Committee. In addition, any bonus (whether in the form of cash, RSUs or options) paid or granted to the recipient will be subject to clawback to the maximum extent required to comply with the Dodd-Frank Act.

Named Executive Officers

Our NEOs are the executive officers whose compensation is discussed in this CD&A and whose compensation is shown in the compensation tables in this proxy statement. For 2017, our NEOs are listed in the table below, which shows the base salary and incentive compensation awarded to our NEOs for their performance in 2017 in the manner that it was considered by the CNG Committee. When we refer to total compensation figures of our NEOs as they relate to 2017 in this CD&A we are referring to annual base salary paid in 2017, and cash bonuses and equity awards granted for 2017 performance but paid in early 2018.  These amounts differ from the numbers included in the Summary Compensation Table for 2017 and 2016 since SEC rules require us to include the grant date fair value of equity awards based on the date of actual grant (so the awards shown for 2017 and 2016 were granted in each of those years but were based on 2016 and 2015 performance, respectively).

Beginning in 2016 and for purposes of determining equity grants to our NEOs, our CNG Committee starts with a dollar amount (the “Par Value”) and determines the number of shares or options based on the volume weighted average price (the “VWAP”) of the Company's common stock for the 10 trading days prior to the grant date. As a result, the amounts presented below for 2016 and 2017, with respect to the stock and option awards, are the Par Value of such grants and will differ from their grant date fair values as presented for accounting purposes in the Summary Compensation Table.

For 2017 and 2016, this presentation differs from that contained in the Summary Compensation Table by showing the Par Value rather than the grant date fair value, as determined for accounting purposes, of RSU and option awards for the year in which they were earned and not the year in which they were granted (we grant equity awards in the first quarter following the fiscal year for which services are performed) and excluding certain new-hire awards.

A similar methodology has been applied to reflect 2015 compensation, which is included for each NEO in order to provide a basis for comparison, except that for 2015, the equity grants made to Mr. Rifkind, were not based on a Par Value calculation and as a result, the values presented reflect the grant date fair value as determined for accounting purposes but relate to the fiscal years in which they were earned.

For 2015-2017, Mr. Barnes was an employee of Tricadia. Accordingly, Mr. Barnes was not directly compensated by Tiptree. This proxy statement describes payments, including incentive compensation, paid by Tiptree to Tricadia for Mr. Barnes’ services under a Transition Services Agreement (the “TSA”). See “Certain Relationships and Related Transactions — Transactions with Related Persons”. Effective January 1, 2018, Mr. Barnes became an employee of Tiptree.

Name and Title	Performance Year	Salary ($)	Cash Bonus ($)	Stock Awards(1) ($)	Option Awards ($)(1)	Other Compensation(5)	Total ($)
Michael G. Barnes(2) Executive Chairman	2017	$100,000	$500,681	$273,098	$136,549	$6,784	$1,017,112
	2016	$100,000	$1,278,492	$697,359	$348,680	—	$2,424,531
	2015	$100,000	$605,000	$330,000	$165,000	—	$1,200,000
Jonathan Ilany Chief Executive Officer	2017	$600,000	$801,088	$436,958	$218,479	$70,366	$2,126,891
	2016	$350,000	$2,045,587	$1,115,775	$557,888	$22,875	$4,092,125
	2015	$350,000	$907,500	$495,000	$247,500	$32,476	$2,032,476
Sandra Bell(3) Chief Financial Officer	2017	$400,000	$420,000	$105,000	—	$5,344	$930,344
	2016	$400,000	$500,000	$125,000	—	—	$1,025,000
	2015	$200,000	$200,000	$100,000	—	—	$500,000
Neil C. Rifkind(4) Vice President, General Counsel and Secretary	2017	$375,000	$440,000	$110,000	—	$5,384	$930,384
	2016	$375,000	$520,000	$130,000	—	—	$1,025,000
	2015	$375,000	$400,000	$127,575	—	—	$902,575

(1)
With respect to equity grants to Mr. Rifkind for 2015 only, such amounts were calculated using the closing price of our Class A Common Stock on January 4, 2016, the date of grant ($5.67 per share). For all other NEOs and periods presented, the Par Value of such equity grants is presented in these columns.

(2)
Mr. Barnes does not receive compensation directly from Tiptree. See “Certain Relationships and Related Transactions — Transactions with Related Persons — Transition Services Agreement.” The stock and stock option award amounts represent the Par Value of such equity awards.

(3)
Ms. Bell joined Tiptree on July 1, 2015. Her stock award amounts represent the Par Value of the RSU issuances on February 26, 2018, February 22, 2017 and January 4, 2016, respectively. All RSUs vest ratably over three years of the grant date. Her total compensation for performance year 2015 excludes the $410,400 grant date fair value of the shares and RSU issuance on her start date of July 1, 2015 to replace the equity foregone by her from her prior employer.

(4)
Mr. Rifkind’s stock award for performance years 2017 and 2016 represent the Par Value of the RSU issuance on February 26, 2018 and February 22, 2017, respectively and his stock awards for performance year 2015 represent the grant date fair value of his RSU issuances on January 4, 2016. All RSUs vest ratably over three years of the grant date.

(5)
Represents medical and dental expense reimbursements made pursuant to the Company’s medical expenses reimbursement plan (the “MERP”) . For Mr. Ilany, also represents travel reimbursements and taxes associated with such reimbursement.

Use of Independent Compensation Consultant

The CNG Committee engaged CAP to serve as its independent compensation consultant during 2017. CAP received instructions from, and reported to, the CNG Committee on an independent basis. CAP was also authorized by the CNG Committee to share with and request and receive from management specified information in order to prepare for CNG Committee meetings.

The CNG Committee requested CAP’s advice on a variety of matters, including the design and amount of our executive compensation, compensation strategy, market comparisons, pay and performance alignment, the advisability of peer benchmarking, executive pay trends, compensation best practices, compensation-related legislative matters and related rulemaking, and compensation plan designs and modifications. The CNG Committee met with CAP, both with and without management, on several occasions during 2017, and also in early 2018 with respect to compensation decisions for 2017 performance. The CNG Committee assessed the independence of CAP pursuant to SEC and NASDAQ rules, and concluded that no conflict of interest exists that would prevent CAP from independently representing the CNG Committee. During 2017, CAP did not provide any services to the Company or its affiliates other than advising the CNG Committee on executive officer compensation.

The CNG Committee does not currently use benchmarking in making compensation decisions. In 2016, however, the CNG Committee reviewed compensation practices compiled by CAP with respect to the companies that operate in the same industries as the Company to provide a reference point for pay levels and practices.

2017 Company Performance

During 2017 and early 2018, in furtherance of our strategy to grow sustainable earnings and Adjusted EBITDA, we executed on several strategic objectives:
Insurance:

•
Specialty Insurance operations continued to grow and expand product offerings. Gross written premiums were $767 million, an increase of 8.3% over 2016 results, driven by growth in warranty and credit products. Net written premiums were $418 million, an increase of 24.0% over 2016 results, driven by an increase in retention of credit products and growth in warranty products.

•
In the fourth quarter of 2017, we completed the issuance of $125 million of 40 year Junior Subordinated Notes which refinanced existing indebtedness and strengthened our capital position as part of our strategy to grow the insurance company.

Tiptree Capital:

•
On February 1, 2018, we sold our senior living operations to Invesque in exchange for 16.6 million Invesque shares. Tiptree’s increase to book value was approximately $0.91 per share, or a 9.1% increase over our December 31, 2017 book value per share, as exchanged. The transaction is expected to be accretive to our 2018 GAAP earnings per share and Adjusted EBITDA. At December 31, 2017, our senior living operations are carried as discontinued operations.

•
Through the Invesque transaction, along with additional pending or closed sales in 2017, Tiptree’s consolidated debt was reduced by $518 million from September 30, 2017 to December 31, 2017. After giving effect to these transactions, the Company’s debt to equity leverage was reduced from 2.2x to less than 0.9x.

•	On October 1, 2017, we sold our investment in our commercial lending subsidiary for $13.5 million.

•
On December 12, 2017, we entered into a definitive agreement to sell Luxury Mortgage. The agreement is subject to, among other things, regulatory approval, and is expected to close during the second half of 2018.

•	Throughout 2017, we exited substantially all of our collateralized loan obligations (“CLO”) subordinated note positions and related hedges for $3.9 million in gains over our carrying value.

•	As a result of the above divestitures, we have approximately $90 million of cash, net of cash at regulated insurance subsidiaries, that can be used for investments and acquisitions.

•	We returned $11.8 million to investors through $7.3 million of share buy-backs and $4.5 million of dividends paid.

2017 Compensation Highlights

Compensation of our NEOs is largely driven by the financial and strategic performance of the Company. Total compensation of our NEOs in fiscal 2017, as detailed in the summary table above, was approximately $5 million. In approving the compensation program and awards for 2017, the CNG Committee considered a number of factors including, but not limited to, the responsibilities of the executives’ positions, the executives’ experience and contributions, the competitive marketplace for executive talent and corporate performance.

Consistent with Tiptree’s pay for performance philosophy, NEO pay mix is heavily weighted toward variable, performance-based pay, which ties a large portion of compensation to the achievement of our long term performance objectives. The charts below illustrate the fixed versus variable mix of compensation for our NEOs in 2017. As seen in the illustration below, for 2017, only 24.72% of compensation was fixed for the current Executive Committee while 75.28% was variable, of which 33.88% was at risk. Only 42.23% of the compensation of the other current NEOs at year-end was fixed while 57.77% was variable, of which 11.55% was at risk.

Fixed compensation consists of salary and other guaranteed reimbursements such as travel reimbursements and the premiums paid for executives under our medical expense reimbursement plan, or MERP. Variable compensation consists of any award based on performance and CNG Committee determination (including negative discretion) and at-risk compensation consists of any cash or stock award subject to forfeiture.

2017 Compensation Program and Decisions

Consistent with our compensation philosophy, our 2017 compensation program had three primary elements: salary, performance-based annual cash incentive awards and annual long-term equity incentive awards. Although each element of compensation described below was considered separately, our CNG Committee made its determinations regarding each individual component of the compensation program in the context of the aggregate effect on total compensation for each NEO. For the NEOs, incentive compensation for services in 2017 and 2016 was paid or granted, as applicable, in the first quarter of 2018 and 2017, respectively. For 2015, the Company made a partial payment of incentive compensation to the Executive Committee in December 2015 with a true up in the first quarter of 2016. Unless otherwise noted, the partial payment and true up amounts are reported on an aggregate basis for the year in which services were provided.

Base Salary

The CNG Committee’s philosophy is to maintain base salaries at a modest level and to use short- and long-term incentive compensation as the primary form of compensation. For 2017, the Executive Chairman was not compensated directly by Tiptree. The base salary amount below reflects the amounts paid by Tiptree to Tricadia under the TSA and may not reflect actual amounts received by the Executive Chairman. The 2017 base salaries and amounts paid under the TSA for the services of our NEOs were as follows:

Name	Base Salary/TSA Payment
Michael Barnes	$100,000 (under TSA)
Jonathan Ilany	$600,000
Sandra Bell	$400,000
Neil Rifkind	$375,000
Total	$1,475,000

Except for Mr. Ilany, 2017 base salaries for NEOs and amounts paid under the TSA did not increase from 2016. The CNG Committee approved an increase in Mr. Ilany’s base salary to $600,000 from $350,000 effective January 1, 2017 to provide a base salary that was competitive with the base salaries of CEOs of comparable organizations.

The amounts payable to Mr. Barnes under the TSA were fixed pursuant to the terms thereof. Base salaries for Mr. Rifkind and Ms. Bell are based on competitive market rates for experienced executives of comparable organizations.

Initial Cash or Equity Grants

On a case by case basis, we make initial cash and/or equity grants to executives when our CNG Committee determines that it would be to the advantage and in the best interests of Tiptree and its stockholders to make these grants as an inducement to the executive to enter into the employ of Tiptree. For 2017, Tiptree did not make any initial cash or equity grants.

Incentive Compensation-Pool Determination

Our incentive compensation in 2017 consisted of performance-based annual cash incentive awards and annual long-term equity incentive awards. For 2017 the incentive compensation pool for NEOs is based on a percentage of Adjusted EBITDA prior to payment of the incentive compensation of the Executive Committee, as presented in the Company’s SEC filings, subject to achievement of an Adjusted EBITDA in 2017 in an amount at least equal to or greater than half of the Adjusted EBITDA in 2016. In 2017 Adjusted EBITDA(1) was $38 million, which is 48% of 2016 Adjusted EBITDA of $78.9 million so the performance target was not satisfied.
______________________________________
(1) For a reconciliation to GAAP financials, see “Annex B: Non-GAAP Measures”

The CNG Committee, after consideration of a variety of factors, including the achievements described under “2017 Company Performance” above, approved a 2017 incentive compensation pool based on a percentage of the Company’s Adjusted EBITDA.

Executive Committee

The CNG Committee established a 2017 incentive compensation pool for the Executive Committee that is equal to up to a maximum of 7.3125% of Adjusted EBITDA, allocated as follows:

Percentage of 2017 Adjusted EBITDA
	Minimum	Target	Maximum
Michael Barnes Executive Chairman	1.6875%	2.25%	2.8125%
Jonathan Ilany Chief Executive Officer	2.7%	3.6%	4.5%

In 2017, the CNG Committee determined to pay the Target percentage to the Executive Committee due to the achievements described under “2017 Company Performance” above. For 2017 the incentive compensation pool for the members of the Executive Committee was allocated 55% in the form of cash, 30% in the form of RSUs with three-year cliff vesting and 15% in the form of performance-vested and time-vested options.

The RSUs vest on a change of control or in the event of an executive’s death or disability. All unvested RSUs will be forfeited on an executive’s voluntary termination (other than Retirement (defined below)) or termination for Cause (as defined below). The RSUs continue to vest in the case of a termination without Cause. RSUs are credited with dividend equivalents from the date of grant through the settlement date. Dividend equivalents are paid in the same form (i.e., cash or stock) as the dividend and on the same dividend payment date as outstanding shares of stock. Details regarding these RSU and stock options are presented below under “—Incentive Compensation-Annual Long-term Equity Incentive Awards — Executive Committee.”

Other NEOs

For 2017 the CNG Committee established an incentive compensation pool for the NEOs other than the Executive Committee of up to a maximum of 4.5% of Adjusted EBITDA prior to payment of the incentive compensation of the Executive Committee. In 2017 the CNG Committee awarded aggregate incentive compensation to the NEOs other than the Executive Committee in an amount equal to approximately 2.83% of Adjusted EBIDTA, in the aggregate, prior to payment of the incentive compensation of the Executive Committee, which was less than the maximum. The actual bonus amount for each applicable executive was determined by the CNG Committee in its discretion in consultation with the Executive Committee, based 50% on the Company’s Adjusted EBITDA relative to the prior year and 50% on the CNG Committee’s qualitative assessment of individual performance for 2017 considering the NEO’s role, leadership responsibilities and retention considerations. For each of the NEOs other than the Executive Committee in 2017, 80% of the incentive compensation was allocated in the form of cash and 20% in the form of RSUs that vest in equal annual installments over three years. Other than annual vesting rather than cliff vesting, the RSUs for the other NEOs have the same terms as the RSUs granted to the Executive Committee, as described above.

Incentive Compensation-Performance-Based Annual Cash Incentive Awards

Executive Committee

For 2017, the performance-based annual cash incentive award allocation to the Executive Committee was 55% of the available incentive compensation pool for the Executive Committee (with the remaining 45% in the form of annual long-term equity awards as described below). The actual cash incentive awards earned by each member of the Executive Committee in 2017 were as follows:

Name	Annual Cash Incentive Award
Michael Barnes	$500,681 (under TSA) (1)
Jonathan Ilany	$801,088
Total	$1,301,769
(1) Reflects the payment to Tricadia pursuant to the TSA and may not reflect the amount Mr. Barnes actually received from Tricadia.

Other NEOs

For 2017, the Executive Committee made an annual cash incentive payout recommendation for the other NEOs, which was approved by the CNG Committee. In developing recommendations for the other NEOs, the Executive Committee considered the overall performance of Tiptree, as well as the individual performance of each other NEO. For the other NEOs in 2017, on an aggregate basis, annual cash incentives comprised 80% of the incentive compensation awarded with the remaining 20% consisting of RSUs vesting in three equal annual installments.

Name	Annual Cash Incentive Award
Sandra Bell	$420,000
Neil Rifkind	$440,000
Total	$860,000

Incentive Compensation-Annual Long-Term Equity Incentive Awards

For 2017, the annual long-term equity incentive award allocation to the Executive Committee was 45% of the available incentive compensation pool for the Executive Committee, and was granted 30% in the form of RSUs and 15% in the form of performance- and time-vested options. The number of RSUs granted was determined by dividing 30% of each Executive Committee member’s total dollar amount allocated to him under the 2017 incentive compensation pool by $5.85, which was the volume weighted average price (the “VWAP”) of the Company's common stock for the 10 trading days prior to the grant date of February 26, 2018. The number of stock options was determined by dividing 15% of each Executive Committee member’s total dollar amount allocated to him under the 2017 incentive compensation pool by 25% of the VWAP.

Executive Committee

The following table describes the number of RSUs and options granted to the Executive Committee members for 2017.

Name	RSU Awards (#)	Option Awards (#)
Michael Barnes	46,666	93,332
Jonathan Ilany	74,666	149,331
Total	121,332	242,663

The grant of RSUs and options was intended to provide significant alignment of the interests of the Executive Committee with other stockholders by tying the compensation of the Executive Committee members share price appreciation.

RSUs vest in full at the end of three-years, subject to accelerated vesting on a change of control or the executive’s death or disability. All unvested RSUs will be forfeited on the executive’s voluntary termination of employment (other than Retirement (defined below)) or termination of employment for Cause (as defined below). The RSUs continue to vest in the case of a termination of employment without Cause. RSUs are credited with dividend equivalents from the date of grant through the settlement date. Dividend equivalents are paid in the same form (i.e., cash or stock) as the dividend and on the same dividend payment date as outstanding shares of stock.

The performance-vesting criteria of the stock options are intended to incentivize the Executive Committee to take actions to close the gap between the Company’s as exchanged GAAP book value per share and stock trading price and to compensate the members of the Executive Committee only if they successfully raise the Company’s stock price over the long-term. The stock options also were intended to encourage the retention of the members of the Executive Committee through the time-vesting criteria.

The exercise price of the stock options granted on February 26, 2018 was $5.85, which was the closing stock price on the date of grant. Each of the stock options has a ten-year term and is subject to the following performance- and time-based vesting criteria (each of which must be met for the stock option to vest):

Performance Vesting: Achievement at any time during the option term of a 20-day volume weighted average stock price plus the sum of actual cash dividends paid following issuance of the option that exceeds the December 31, 2017 as exchanged book value per share (which was $9.97).

Time Vesting: 1/3 on each of the third, fourth, and fifth anniversaries of the date of grant.

The time-vesting requirement of the options is waived upon a change of control, an executive’s death or disability or in the case of a termination of employment without Cause or due to Retirement (defined below). If the option is assumed by a successor in a change of control, the option will remain outstanding and vest on achievement of the performance requirement. If the option is not assumed, the option will become immediately exercisable on a change of control. All unvested stock options will be forfeited on an executive’s voluntary termination of employment (other than Retirement (defined below)) or termination of employment for Cause (defined below).

For purposes of the RSUs and stock options, “Cause” means any one of the following:

•	any event constituting “Cause” as defined in an employment agreement, if any, then in effect between the executive and the Company or any of its affiliates,

•	the executive's engagement in misconduct which is materially injurious to the Company or any of its affiliates,

•	the executive's failure to substantially perform his or her duties to the Company or any of its affiliates,

•	the executive's repeated dishonesty in the performance of his or her duties to the Company or any of its affiliates,

•
the executive's commission of an act or acts constituting any fraud against, or misappropriation or embezzlement from, the Company or any of its affiliates, a crime involving moral turpitude, or an offense that could result in a jail sentence of at least 30 days; or

•	the executive's material breach of any confidentiality or non-competition covenant entered into between the executive and the Company or any of its affiliates.

For purposes of the RSUs and stock options, “Retirement” means termination by the employee of his or her service with the Company following the employee’s attainment of age 65 and completion of a minimum of five continuous years of service with the Company. Retirement will generally mean that the employee is not working at all except for certain limited exceptions. Mr. Ilany has satisfied the age but not the service requirement under this Retirement definition.

Other NEOs

The Executive Committee made an annual long-term equity incentive recommendation for the other NEOs, which was approved by the CNG Committee. In developing recommendations for the other NEOs, the Executive Committee considered the overall performance of Tiptree, as well as the individual performance of each other NEO.

The following table describes the number of RSUs that vest annually in three equal installments, granted to the NEOs other than the Executive Committee for 2017.

Name	RSUs (#)
Sandra Bell	17,942
Neil Rifkind	18,796
Total	36,738

Other than annual vesting over three years from the grant date rather than cliff vesting, the RSUs for the other NEOs have the same terms as the RSUs that were granted to the Executive Committee, as described above.

Tax Deductibility of NEO Compensation

Prior to the enactment of the Tax Cuts and Jobs Act on December 22, 2017 (“Tax Act”), Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally imposed a $1 million limit on the deduction that a company could claim in any tax year with respect to compensation paid to each of its Chief Executive Officer and its three most highly compensated NEOs (other than the Chief Executive Officer and Chief Financial Officer) with certain exceptions for qualified “performance based” compensation. The Tax Act eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017. Our CNG Committee has and may approve compensation arrangements for our NEOs that are not fully deductible under Section 162(m) and specifically reserves the right to do so.

Response to Say on Pay Advisory Vote and Stockholder Feedback

At our 2017 Annual Meeting of Stockholders, our advisory vote to approve compensation of our NEOs received the support of 72.41% of the votes cast. Our management met with several of our largest stockholders in 2017 and communicated stockholder feedback and comments to our CNG Committee, who considered that information in making 2017 compensation decisions.

COMPENSATION COMMITTEE REPORT

The CNG Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Tiptree’s proxy statement on Schedule 14A filed with the SEC.

Submitted by the Compensation Committee

Paul M. Friedman, Chair
Lesley Goldwasser
John E. Mack
Bradley E. Smith

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act and/or Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation
The following table sets forth information regarding the compensation paid to or earned by our NEOs for services in 2017, 2016 and 2015. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.
Except where otherwise noted, the equity awards shown in our Summary Compensation Table and Grants of Plan-Based Awards table for the fiscal years 2017 and 2016 were granted in February 2017 and January 2016, respectively, in respect of services performed in 2016 and 2015, respectively. Equity awards in respect of services performed in 2017 that were granted in February 2018 do not appear in the Summary Compensation Table or Grants of Plan-Based Awards table in accordance with SEC rules. Please refer to the Compensation Discussion and Analysis in this proxy statement for a further discussion of these awards.
We have included a separate table in “Compensation Discussion and Analysis—Named Executive Officers” which shows the base salary and incentive compensation awarded to our NEOs for their performance in 2017, 2016 and 2015 in the manner that it was considered by the CNG Committee.
Summary Compensation Table

Name and Title	Year	Salary($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation ($)(7)	Total ($)
Michael G. Barnes(3) Executive Chairman	2017	$100,000	—		$729,744	$680,978	$500,681	$6,784	$2,018,187
	2016	$100,000	—		$285,814	$263,525	$1,278,492	—	$1,927,831
	2015	$100,000	—		$1,385,148	—	$605,000	—	$2,090,148
Jonathan Ilany(4) Chief Executive Officer	2017	$600,000	—		$1,167,587	$1,021,931	$801,088	$70,366	$3,660,972
	2016	$350,000	—		$428,724	$395,286	$2,045,587	$22,875	$3,242,472
	2015	$350,000	—		$230,100	—	$907,500	$32,476	$1,520,076
Sandra Bell(5) Chief Financial Officer	2017	$400,000	—		$130,806	—	$420,000	$5,344	$956,150
	2016	$400,000	$200,000	(8)	$86,331	—	$300,000	—	$986,331
	2015	$200,000	$100,000	(8)	$410,400	—	$100,000	—	$810,400
Neil C. Rifkind(6) VP, General Counsel and Secretary	2017	$375,000	—		$136,039	—	$440,000	$5,384	$956,423
	2016	$375,000	—		$127,575	—	$520,000	—	$1,022,575
	2015	$375,000	—		$126,555	—	$400,000	—	$901,555

(1)
The grant date fair value of RSUs and stock options are computed in accordance with FASB ASC Topic 718. RSUs are valued using the closing price of our Class A Common Stock on the date of grant. We use the Black-Scholes model assuming 50% volatility to estimate our compensation cost for stock option awards. The underlying valuation assumptions for stock option awards are further disclosed in Note 20, Stock Based Compensation, to our consolidated financial statements in our 2017 Annual Report on Form 10-K. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Represents the dollar value of cash incentive awards earned in the performance year. For Messrs. Barnes and Ilany, their 2016 and 2017 cash incentive awards were paid in the first quarter of the following year.

(3)
Prior to January 1, 2018, Mr. Barnes did not receive compensation directly from Tiptree, with Tiptree paying $100,000 per year plus incentive compensation to Tricadia for Mr. Barnes’ services as Executive Chairman of Tiptree under a TSA between Tiptree and Tricadia. See “Certain Relationships and Related Transactions — Transactions with Related Persons — Transition Services Agreement.” Mr. Barnes is a partner in Tricadia and the December 31 closing price value of shares received by Mr. Barnes from Tricadia in a distribution of shares of Class A common stock in accordance with Mr. Barnes’ interests in Tricadia was $174,050 for 2015 and $168,665 for 2016. The stock options received by Tricadia in 2016 and 2017, which are not yet exercisable, and the RSUs received by Tricadia in 2016 and 2017, which have not yet vested, have not been distributed so all are beneficially attributed to Mr. Barnes. Mr. Barnes disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(4)
Mr. Ilany’s stock award amount in 2015, 2016 and 2017 represent the grant date fair value of RSUs granted to him on January 5, 2015, the RSUs and Class A common stock granted to him on January 4, 2016 and the RSUs and stock options granted to him on February 22, 2017, respectively. His 2015 RSUs vest ratably over three years measured from the grant date and his 2016 and 2017 RSUs cliff vest on the third anniversary of the grant date.

(5)
Ms. Bell’s stock award amount in 2015, 2016 and 2017 represent the grant date fair value of RSUs granted to her on July 1, 2015, January 4, 2016 and February 22, 2017, respectively. All of her RSUs vest ratably over three years measured from the grant date. Her 2015 stock awards were granted to replace the equity foregone by her from her prior employer.

(6)
Mr. Rifkind’s stock award amount in 2015, 2016 and 2017 represent the grant date fair value of RSUs granted to him on January 5, 2015, January 4, 2016 and February 22, 2017, respectively. All of his RSUs vest ratably over three years measured from the grant date.

(7)
Represents medical and dental expense reimbursements made pursuant to the Company’s medical expenses reimbursement plan in 2017 (the “MERP”). Mr. Ilany’s $70,366 of other compensation in 2017 consists of $19,289 attributable to the MERP, $26,075 attributable to travel reimbursements and $25,002 attributable to reimbursement for taxes associated with such travel reimbursements. Mr. Ilany’s $22,875 and $32,476 of other compensation in 2016 and 2015, respectively, consists of $11,815 and $16,774, respectively, of travel reimbursements and $11,060 and $15,702, respectively, of reimbursement for taxes associated with such travel reimbursements.

(8)
Per the terms of her employment agreement if effect prior to January 1, 2018, for 2015 and 2016, Ms. Bell was guaranteed a minimum bonus equal to her annual salary (pro-rated for 2015), which was paid 50% in cash and 50% in RSUs.

Grants of Plan-Based Awards

The following table provides additional information about non-equity and equity-based awards granted to our NEOs during the year ended December 31, 2017:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold	Target	Maximum	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(2) ($)
Michael G. Barnes(3)	$767,095	$1,022,793	$1,278,492	2/22/2017	109,736	—	—	$729,744
				2/22/2017	—	219,472	$6.65	$680,978
Jonathan Ilany(4)	$1,227,352	$1,636,470	$2,045,587	2/22/2017	175,577	—	—	$1,167,587
				2/22/2017	—	351,155	$6.65	$1,021,931
Sandra Bell(5)	—	—	—	2/22/2017	19,670	—	—	$130,806
Neil C. Rifkind(6)	—	—	—	2/22/2017	20,457	—	—	$136,039
___________________________________________

(1)
For Messrs. Barnes and Ilany, the $ figures in the table above represent the incentive compensation pool for the Executive Committee based on a percentage of 2016 Adjusted EBITDA which was paid in the first quarter of 2017. The aggregate incentive compensation pool for our executive officers other than the Executive Committee (currently, Ms. Bell and Mr. Rifkind), is subject to a cap of 4.5% of Adjusted EBITDA prior to the incentive compensation of the Executive Committee. The actual amounts granted to Ms. Bell and Mr. Rifkind were subject to the discretion of the Executive Committee and as such, do not have calculable threshold, target or maximum estimated payouts.

(2)
The grant date fair value of RSUs and stock options are computed in accordance with FASB ASC Topic 718. RSUs are valued using the closing price of our Class A Common Stock on the date of grant ($6.65 per share). We use the Black-Scholes model assuming 50% volatility to estimate our compensation cost for stock option awards. The underlying valuation assumptions for stock option awards are further disclosed in Note 20, Stock Based Compensation, to our consolidated financial statements in our 2017 Annual Report on Form 10-K. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
As incentive compensation approved by the CNG Committee for Mr. Barnes’ services as Executive Chairman under the TSA, on February 22, 2017, Tricadia was granted 109,736 RSUs and stock options (the “Stock Options”) to purchase 219,472 shares of Class A common stock of the Company, subject to the terms of a Stock Option Agreement. The RSUs are subject to cliff vesting on February 22, 2020 upon continuous employment of Michael Barnes from the grant date until such date, subject to certain terms contained in his RSU award agreement. The Stock Options are subject to the satisfaction of the following vesting conditions (1) a time-based vesting requirement, with one-third of the number of shares subject to the Stock Options vesting on each of the third, fourth and fifth anniversary of the grant date of the Stock Option and (2) a performance-based vesting requirement that, requires the 20-day volume weighted average stock price of the Company's Class A common stock, at any time during the option term, to exceed $10.14, which was the book value per share as of December 31, 2016. The Stock Option will expire on the earlier of (1) the ten-year anniversary of the grant date of the Stock Option and (2) the date of the termination of Mr. Barnes’ service with the Company for Cause (as defined in the Stock Option Agreement) or Mr. Barnes’ voluntary termination of service with the Company.

(3)
On February 22, 2017, Mr. Ilany was granted 175,577 RSUs and Stock Options to purchase 351,155 shares of Class A common stock of the Company, subject to the terms of a Stock Option Agreement. The RSUs are subject to cliff vesting on February 22, 2020 upon continuous employment of Mr. Ilany from the grant date until such date, subject to certain terms contained in his RSU award agreement. Mr. Ilany has directed that the shares to be issued upon vesting of such RSUs be issued to the Ilany Family Exempt Trust. Mr. Ilany has no control over nor pecuniary interest in the Ilany Family Exempt Trust. The Stock Options are subject to the satisfaction of the following vesting conditions: (1) a time-based vesting requirement with one-third of the number of shares subject to the Stock Options vesting each of the third, fourth and fifth anniversary of the grant date of the Stock Option and (2) a performance-based vesting requirement that requires the 20-day volume weighted average stock price of the Company's Class A common stock, at any time during the option term, to exceed $10.14, which was the book value per share as of December 31, 2016. The Stock Option will expire on the earlier of (1) the ten-year anniversary of the grant date of the Stock Option and (2) the date of the termination of Mr. Ilany's service with the Company for Cause (as defined in the Stock Option Agreement) or Mr. Ilany's voluntary termination of service with the Company.

(4) On February 22, 2017, Ms. Bell and Mr. Rifkind were granted 19,670 RSUs and 20,457 RSUs, respectively, which will vest as to one-third of the number of RSUs subject to the grant on each of the first three anniversaries of the date of grant, subject to the executive’s continuous employment from the grant date through the applicable vesting dates.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

As described below under “—Employment Arrangements” a subsidiary of the Company entered into the Employment Agreements, effective as of January 1, 2018, with each of our NEOs that establish base salary levels for our NEOs and provide that each NEO is eligible to receive an annual bonus, paid in cash, equity or equity-based awards (or a combination thereof) at the discretion of the CNG Committee.

During 2017, the following employment arrangements were in effect with our NEOs, which included non-compete, non-solicitation, non-disparagement and confidentiality provisions during our NEOs’ employment and for a specified period of time following the date of termination. Below is a brief description of the material terms of our NEOs’ employment arrangements as in effect during 2017.

Michael Barnes - Executive Chairman

The services of Michael G. Barnes, our Executive Chairman were provided by Tricadia to the Company pursuant to the TSA described under “Certain Relationships And Related Transactions - Transactions with Related Persons - Transition Services Agreement.”

Jonathan Ilany - Chief Executive Officer

Tiptree Asset Management Company, LLC (“TAMCO”), a subsidiary of the Company and Mr. Ilany entered into an Executive Employment Agreement dated as of October 1, 2014 (as amended, the “2014 Ilany Employment Agreement”). Pursuant to the 2014 Ilany Employment Agreement, Mr. Ilany received compensation for serving as Chief Executive Officer of Tiptree and Operating Company, consisting of an initial annual base salary of $350,000 ($600,000 effective January 1, 2017) and a discretionary annual cash bonus in an amount set by the CNG Committee. Mr. Ilany was also eligible to participate in any stock option, restricted stock, equity compensation or other long-term incentive plan of Tiptree pursuant to the terms and conditions of such plan then in effect.

There was no definite term under the 2014 Ilany Employment Agreement, and the Company could have terminated Mr. Ilany’s employment at any time upon approval of the Board of Directors. If Mr. Ilany’s employment had been terminated without cause, then Mr. Ilany would have been entitled, subject to the execution of a general release, to certain payments as described in more detail below in - “Potential Payments to Named Executive Officers Upon Termination or Change in Control.”

Sandra Bell - Chief Financial Officer

TAMCO and Ms. Bell entered into an Executive Employment Agreement dated as of June 12, 2015 (the “2015 Bell Employment Agreement”). Pursuant to the 2015 Bell Employment Agreement, Ms. Bell received an annual base salary of $400,000 and was eligible to receive an annual bonus. For the fiscal years 2015, 2016 and 2017, her annual bonus was a minimum of 100% of her base salary (pro-rated for fiscal year 2015). Any annual bonus for the fiscal year 2017 was able to be paid in cash and RSUs, but at least 50% in cash.

There was no definite term under the 2015 Bell Employment Agreement, and the Company could have terminated Ms. Bell at any time upon approval of Tiptree’s board of directors. If Ms. Bell's employment had been terminated without Cause (as defined in the 2015 Bell Employment Agreement) or due to her having a disability, her death, or due to her resignation for Good Reason (as defined in the 2015 Bell Employment Agreement), then, subject to the execution of a general release, Ms. Bell would have been entitled to certain payments as described in more detail below in - “Potential Payments to Named Executive Officers Upon Termination or Change in Control.”

Neil Rifkind - Vice President, General Counsel and Secretary

TAMCO and Mr. Rifkind entered into an employment letter dated as of June 17, 2013 (the “2013 Rifkind Employment Letter”). Pursuant to the 2013 Rifkind Employment Letter, Mr. Rifkind received compensation for serving as Vice President, General Counsel and Secretary of Tiptree, Operating Company and TFP, consisting of an initial annual base salary of $375,000 and an annual cash bonus in an amount determined by the CNG Committee based on the recommendation of the Executive Committee’s achievement of specific annual corporate performance objectives as determined by the CNG Committee. The 2013 Rifkind Employment Letter provided that Mr. Rifkind was an employee at will and that either Tiptree or Mr. Rifkind could have terminated the employment relationship at any time and for any reason, with or without cause.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding unexercised stock options and unvested RSUs held by our NEOs as of December 31, 2017.

	Option Awards			Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(2)
Michael G. Barnes	91,359	$5.67	1/4/2026	109,736	(3)	$652,929
	9,136	$5.87	3/10/2026
	219,472	$6.65	2/22/2027

Jonathan Ilany	137,038	$5.67	1/4/2026	185,577	(4)	$1,104,183
	13,704	$5.87	3/10/2026
	351,155	$6.65	2/22/2027

Sandra Bell	—	—	—	43,408	(5)	$258,278

Neil C. Rifkind	—	—	—	40,957	(6)	$243,694

___________________________________________

(1)
For Mr. Barnes, the unexercised, unearned options consist of 91,359 Stock Options granted on January 4, 2016, 9,136 Stock Options granted on March 10, 2016 and 219,472 Stock Options granted on February 22, 2017. For Mr. Ilany, the unexercised, unearned options consist of 137,038 Stock Options granted on January 4, 2016, 13,704 Stock Options granted on March 10, 2016 and 351,155 Stock Options granted on February 22, 2017. The Stock Options granted to Messrs. Barnes and Ilany are subject to the satisfaction of the following vesting conditions: (1) a time-based vesting requirement, with one-third of the number of shares subject to the Stock Options vesting on each of the third, fourth and fifth anniversary of the grant date of the Stock Option and (2) a performance-based vesting requirement that, requires the 20-day volume weighted average stock price of the Company's Class A common stock, at any time during the option term, to exceed $8.96 (for the Stock Options granted in 2016, which was the book value per share as of December 31, 2015) and $10.14 (for the Stock Options granted in 2017, which was the book value per share as of December 31, 2016). The Stock Option will expire on the earlier of (1) the ten-year anniversary of the grant date of the Stock Option and (2) the date of the termination of Mr. Barnes’ (with respect to Mr. Barnes’ Stock Options) or Mr. Ilany’s (with respect to Mr. Ilany’s Stock Option) service with the Company for Cause (as defined in the Stock Option Agreement) or their respective voluntary termination of service with the Company. As of December 31, 2017, none of Messrs. Barnes and Ilany’s Stock Options are exercisable.

(2)	Based on the Class A common stock closing price of $5.95 on December 29, 2017, the last trading day of 2017.

(3)
As incentive compensation approved by the CNG Committee for Mr. Barnes’ services as Executive Chairman under the TSA, on February 22, 2017, Tricadia was granted 109,736 RSUs that are subject to cliff vesting on February 22, 2020 upon continuous employment of Michael Barnes from the grant date until such date, subject to certain terms contained in his RSU award agreement.

(4)
Consists of 10,000 RSUs that vest on January 3, 2018 and 175,577 RSUs that are subject to cliff vesting on February 22, 2020 upon continuous employment of Mr. Ilany from the grant date until such date, subject to certain terms contained in his RSU award agreement. Mr. Ilany has directed that all the shares to be issued upon vesting of his RSUs be issued to the Ilany Family Exempt Trust. Mr. Ilany has no control over nor pecuniary interest in the Ilany Family Exempt Trust.

(5)
Ms. Bell’s 43,408 unvested RSUs consist of (a) the 19,670 RSUs granted to Ms. Bell on February 22, 2017 and will vest annually in three equal installments on each of February 22, 2018, 2019 and 2020, (b) the remaining 10,151 RSUs out of the 15,226 RSUs which were granted on January 4, 2016 and will vest in two equal installments on each of January 4, 2018 and 2019 and (c) the remaining 13,587 RSUs out of the 40,761 RSUs which were granted on July 1, 2015 and will vest on July 1, 2018, all of which are subject to Ms. Bell’s continuous employment from the grant date until such date and subject to certain terms contained in Ms. Bell’s award agreements.

(6)
Mr. Rifkind’s 40,957 unvested RSUs consists of (a) 20,457 RSUs, which were granted to Mr. Rifkind on February 22, 2017 and will vest annually in three equal installments on each of February 22, 2018, 2019 and 2020 (b) the remaining 15,000 RSUs out of the 22,500 RSUs which were granted to Mr. Rifkind on January 4, 2016 and will vest in two equal installments on each of January 4, 2018 and 2019, and (c) the remaining 5,500 RSUs out of the 16,500 RSUs which were granted to Mr. Rifkind on January 5, 2015 and will vest on January 3, 2018, all of which are subject to Mr. Rifkind’s continuous employment from the grant date until such date and subject to certain terms contained in Mr. Rifkind’s award agreements.

Option Exercises and Stock Vested
The following table sets forth information with respect to our NEOs regarding option exercises and shares acquired pursuant to vesting of RSUs in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Michael G. Barnes	—	—	—	—
Jonathan Ilany	—	—	10,000	$65,000
Sandra Bell	—	—	18,662	130,135
Neil C. Rifkind	—	—	5,500	$35,750
___________________________________________

(1) For Messrs. Ilany and Rifkind, the value realized on vesting is based on the Class A common stock closing price of $6.50 on January 4, 2017, the date such RSUs vested. Ms. Bell’s 18,662 RSUs that vested in 2017 vested on two separate dates and therefore the value realized on vesting is based on the sum of $32,988 (representing 5,075 RSUs that vested on January 4, 2017 with a Class A common stock closing price of $6.50) and $97,147 (representing 13,587 RSUs that vested on July 1, 2017 with a Class A common stock closing price of $7.15 on July 3, 2017, the first trading date after her vesting date).

Potential Payments to Named Executive Officers Upon Termination or Change in Control
The following describes potential payments to NEOs upon termination or change in control under employment arrangements that were in effect during 2017.
If Mr. Ilany is terminated without cause, then Mr. Ilany will be entitled, subject to the execution of a general release, to (i) his earned but unpaid base salary, any unreimbursed business expenses and any rights or benefits to which Mr. Ilany is entitled under the terms of any employee benefit plan; (ii) earned but unpaid bonuses with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs; and (iii) the pro rata amount up to the date of termination of bonuses and other incentive compensation that would have been payable with respect to the performance period that ends in the calendar year in which the termination occurs.
If Mr. Ilany’s employment were terminated without cause as of December 31, 2017, he would have been entitled to receive a total severance of $1,456,525, which represents the incentive compensation that would have been payable for services performed in 2017.
If Ms. Bell is terminated without cause or due to her disability, death, or resignation for Good Reason (as defined in the Bell Employment Agreement), then, subject to the execution of a general release, Ms. Bell will be entitled to (i) a lump sum severance payment in an amount equal to her base salary (reduced in the case of death or disability by any amounts payable under an employer sponsored plan); (ii) any earned but unpaid annual bonuses with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs, payable solely in cash; (iii) a pro rata annual bonus with respect to the performance period that ends in the calendar year in which the termination occurs, payable solely in cash; (iv) full vesting of any then outstanding unvested equity awards; and (v) subject to her timely election of COBRA, payment of the cost of her COBRA premiums above the active employee rate through the earlier of 12 months and her becoming eligible for comparable coverage with a subsequent employer.
If Ms. Bell’s employment were terminated without cause as of December 31, 2017, she would have been entitled to receive a total severance of $925,000, which represents her base salary of $400,000 and incentive compensation of $525,000 for services performed in 2017. Her 43,408 unvested RSUs, with a market value of $258,278 based on the Company’s closing stock price of $5.95 as of December 31, 2017, would also become fully vested.
Except for Mr. Ilany and Ms. Bell, none of our other NEOs would have been entitled to any payments upon a termination or change in control as of December 31, 2017.

Employment Arrangements

Under the Employment Agreements, which became effective on January 1, 2018, if the employment of an NEO is terminated by Tiptree without Cause (as defined in the Employment Agreements) or due to disability, death, or by the Executive for Good Reason (as defined in the Employment Agreements), then, subject to the execution of a general release, each NEO will be entitled to receive (i) a lump sum severance payment in an amount equal to (A) in the case of Messrs. Barnes and Ilany, (I) two times base salary and (II) the average of the annual bonuses paid to the executive with respect to the two calendar years immediately preceding the year that termination occurs, multiplied by one plus a fraction, the numerator of which is the number of full months of employment the Executive completed in the year in which termination occurs and the denominator of which is twelve and (B), in the case of Ms. Bell and Mr. Rifkind, one times base salary and the prior year's annual bonus, provided that in the case of a termination of employment due to an executive’s death or disability, any severance pay will be reduced by amounts payable to an Executive, or his or her estate, under an employer sponsored plan; (ii) any earned but unpaid annual bonus with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs, payable solely in cash; (iii) full vesting of any then outstanding unvested equity awards; and (iv) payment of the cost of COBRA premiums above the active employee rate through the earlier of 18 months following termination and the date the executive becomes eligible for comparable coverage with a subsequent employer.

Equity Compensation
The CNG Committee, may, from time to time, grant equity awards pursuant to our equity plans that are designed to align the interests of our executive officers with those of our stockholders, by allowing our executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. The equity awards granted to our executive officers are designed to promote the retention of management and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to attract, motivate and retain talented individuals.

Set forth below is certain information, as of December 31, 2017, regarding equity compensation that has been approved by stockholders. For additional information, please see Note 20—Stock Based Compensation, to the consolidated financial statements contained in Tiptree’s 2017 Annual Report on Form 10-K.

Equity compensation plans approved by stockholders	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price		Number of securities remaining available for issuance under plan
2017 equity plan	1,423,080	(a)	$6.36	(b)	6,017,012
___________________________________________
(a) Includes: (i) 821,864 shares of our Class A common stock that may be issued upon exercise of outstanding stock options, (ii) 598,882 shares of our Class A common stock that may be issued pursuant to outstanding unvested RSUs and (iii) 2,334 shares of our Class A common stock that may be issued pursuant to outstanding unvested subsidiary RSUs. These awards are subject to vesting and other conditions to the extent set forth in their respective award agreements.

(b) This weighted-average exercise price relates only to the stock options described in footnote (a). Shares underlying RSUs and subsidiary RSUs are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners of More Than 5% of Common Stock and Directors and Named Executive Officers
The following table sets forth the beneficial ownership of our Class A common stock, as of April 10, 2018, for: (1) each person known to us to be the beneficial owner of more than 5% of our Class A outstanding common stock; (2) each of our directors and nominees for director; (3) each of our NEOs; and (4) our directors, nominees for director and current executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.
The percentage ownership data is based on 37,933,595 shares of our Class A common stock, which is equal to the 43,052,033 shares of our Class A common stock issued and outstanding as of April 10, 2018 less the 5,118,438 shares of Class A common stock held by our subsidiaries. In the Merger Reorganization, we canceled all issued and outstanding shares of Class B common stock so the only outstanding class of shares entitled to vote are the Class A common stock. See “Recent Developments - Reorganization Merger” for more information.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below is c/o Tiptree Inc., 780 Third Avenue, 21st Floor, New York, New York 10017.

Name	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Class A Common Stock
Greater than 5% Stockholders
Michael G. Barnes(1)	9,009,163	22.74%
Arif Inayatullah(2)	4,125,796	10.55%
Dimensional Fund Advisors LP(3)	2,443,999	6.44%
Reliance Investors LLC(4)	2,327,646	6.14%
Bank of America Corporation(5)	2,282,522	6.02%

Directors, Director Nominees, and Officers
Michael G. Barnes(1)	9,009,163	22.74%
Paul M. Friedman	18,319	*
Lesley Goldwasser	22,659	*
Jonathan Ilany(6)	170,582	*
John E. Mack	20,764	*
Bradley E. Smith(7)	100,054	*
Sandra Bell(8)	9,111	*
Neil C. Rifkind(9)	32,762	*
All Directors and Executive Officers as a Group (8 Persons)	9,383,414	23.68%

*	The percentage of shares beneficially owned does not exceed one percent of the total shares of our Class A common stock outstanding.

(1)
Mr. Barnes is deemed to beneficially own 9,009,163 shares of Class A common stock consisting of 8,252,020 shares of Class A Common Stock over which Mr. Barnes has sole voting and dispositive power (consisting of 7,321,090 shares of Class A Common Stock Mr. Barnes owns directly and 930,930 shares of Class A Common Stock issuable upon exercise of warrants that Mr. Barnes owns directly), 150,367 shares of Class A Common Stock held by TFPLP Holdings III LLC (“TFPLP III”) over which Mr. Barnes has shared voting and dispositive power and 606,776 shares of Class A Common Stock issuable upon exercise of warrants held by TFPLP III, which Mr. Barnes has shared voting and dispositive control. Mr. Barnes disclaims beneficial ownership of the securities held by TFPLP III except to the extent of his pecuniary interest.

(2)
Mr. Inayatullah is deemed to beneficially own 4,125,796 shares of Class A common stock consisting of 3,368,653 shares of Class A Common Stock over which Mr. Inayatullah has sole voting and dispositive power (consisting of 2,940,662 shares of Class A Common Stock Mr. Inayatullah owns directly and 427,991 shares of Class A Common Stock issuable upon exercise of warrants that Mr. Inayatullah owns directly), 150,367 shares of Class A Common Stock held by TFPLP III over which Mr. Inayatullah has shared voting and dispositive power and 606,776 shares of Class A Common Stock issuable upon exercise of warrants held by TFPLP III, which Mr. Inayatullah has shared voting and dispositive control. Mr. Inayatullah disclaims beneficial ownership of the securities held by TFPLP III except to the extent of his pecuniary interest.

(3)	Based on the Schedule 13G filed on February 9, 2018, based on Class A common stock held on December 31, 2017. The mailing address for this reporting person is 6300 Bee Cave Road, Austin, Texas, 78746.

(4)
Based on the Schedule 13G filed on February 13, 2018 by Wexford Capital LP ("Wexford Capital"), based on Class A common stock held on December 31, 2017. The mailing address for this reporting person is 411 W. Putnam Avenue, Greenwich, CT 06830. Wexford Capital may, by reason of its status as manager of Reliance Investors LLC ("Reliance Investors"), be deemed to own beneficially the securities of which Reliance Investors possesses beneficial ownership. Wexford GP LLC ("Wexford GP") may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which Reliance possesses beneficial ownership.

(5)
Based on the Schedule 13G filed on February 13, 2018, by Bank of America Corporation on behalf of itself and its wholly owned subsidiaries, Merrill Lynch Pierce Finner & Smith, Inc., Bank of America N.A. and Blue Ridge Investments, LLC, based on Class A common stock held on December 31, 2017. The mailing address of this reporting person is Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, NC 28255.

(6)
Excludes an aggregate of 817,394 shares of Class A common stock held at various estate planning vehicles for the benefit of Mr. Ilany’s family. Mr. Ilany has no control over nor pecuniary interest in any of these estate planning vehicles.

(7)	Includes 63,738 shares of Class A common stock owned by Kahala Capital Advisors LLC (“Kahala”). Mr. Smith is a principal of Kahala.

(8)
Excludes 17,942 RSUs, which were granted to Ms. Bell on February 26, 2018 and will vest annually in three equal installments on each of February 15, 2019, 2020 and 2021 subject to Ms. Bell’s upon continuous employment from the grant date until such date and subject to certain terms contained in Ms. Bell’s award agreements. Also excludes (a) the remaining 13,113 RSUs granted to Ms. Bell on February 22, 2017 and will vest annually in two equal installments on each of February 22, 2019 and 2020, (b) the remaining 5,076 RSUs which were granted on January 4, 2016 and will vest on January 4, 2019 and (c) the remaining 13,587 RSUs which were granted on July 1, 2015 and will vest on July 1, 2018, all of which are subject to Ms. Bell’s continuous employment from the grant date until such date and subject to certain terms contained in Ms. Bell’s award agreements.

(9)
Excludes 18,796 RSUs, which were granted to Mr. Rifkind on February 26, 2018 and will vest annually in three equal installments on each of February 15, 2019, 2020 and 2021 subject to Mr. Rifkind’s continuous employment from the grant date until such date and subject to certain terms contained in Mr. Rifkind’s award agreements. Also excludes (a) the remaining 13,638 RSUs, which were granted to Mr. Rifkind on February 22, 2017 and will vest annually in two equal installments on each of February 22, 2019 and 2020 (b) the remaining 7,500 RSUs, which were granted to Mr. Rifkind on January 4, 2016 and will vest on January 4, 2019, both of which are subject to Mr. Rifkind’s continuous employment from the grant date until such date and subject to certain terms contained in Mr. Rifkind’s award agreements.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis except that: (1) Ms. Bell filed a Form 4 late with respect to her withholding of Tiptree shares to cover taxes owed upon the issuance of Tiptree shares to Ms. Bell on July 3, 2017 in satisfaction of vested RSUs; and (2) Mr. Inayatullah filed a Form 4 late with respect to his purchase of Tiptree shares in the open market on November 21, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures with Respect to Related Party Transactions
Pursuant to the Related Person Transaction Policy set forth in the Charter of the Audit Committee of the Board of Directors, the “Related Person Transaction Policy” requires that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors, director nominees and executive officers or their immediate family members, or stockholders owning 5% or more of our outstanding stock) had or will have a direct or indirect material interest) shall be subject to pre-approval or ratification by the Audit Committee in accordance with the following procedures. No related party transaction shall be approved or ratified if such transaction is contrary to our best interests.
Each party to a potential related party transaction is responsible for notifying our Chief Compliance Officer (or such other person as the Audit Committee may require) of the potential related person transaction in which such person or any immediate family member of such person may be directly or indirectly involved as soon as he or she becomes aware of such transaction. Except in circumstances where such transaction is expected to qualify as an ordinary course transaction (generally: (i) transactions that occur between the Company or any of its subsidiaries and an entity for which any related person serves as an executive officer, partner, principal, member or any similar executive or governing capacity; (ii) an ordinary course transaction in which such related person has an economic interest that does not afford such related person control over such entity on terms and conditions no less favorable to the Company; or (iii) immaterial relationships and transactions in the Instructions to Item 404(a) of Regulation S-K of the Securities Act), such notification should be made prior to the time that the transaction is entered into and such notice shall provide the Chief Compliance Officer (or such other person) a reasonable opportunity, under the circumstances, for the required review of such transaction to be conducted before execution. Our Chief Compliance Officer (or such other person) will determine whether the transaction should be submitted to the Audit Committee for consideration. Unless the Audit Committee otherwise determines after having been notified, any proposed transaction directly between the Company and any related party transaction should be reviewed and approved by the Audit Committee prior to the time that such transaction is entered into.
While our Chief Compliance Officer (or other person) should be notified of any related party transaction that is expected to qualify as an ordinary course transaction, ordinary course transactions shall not be related person transactions and do not require Audit Committee approval under our Related Person Transactions Policy. Our Chief Compliance Officer (or such other person) shall be responsible for making the initial determination as to whether any transaction appears to be within the scope required to be disclosed pursuant to Item 404(a) of Regulation S-K or whether such transaction is, in fact, an ordinary course transaction and must take all reasonable steps to ensure that all related party transactions or any series of similar transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification, if required under the Charter of the Audit Committee, at such Committee’s next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

The Audit Committee shall review and assess the adequacy of our related party transaction policy and procedures annually and adopt any changes it deems necessary. Annually, each of our executive officers and directors shall acknowledge their familiarity and compliance with our Related Person Transaction Policy.

Transactions with Related Persons

Tricadia Holdings, L.P.

On June 30, 2012, TAMCO, TFP and Tricadia Holdings LP (Tricadia) entered into a transition services agreement (TSA) in connection with the internalization of the management of Tiptree. Pursuant to the TSA, Tricadia provides the Company with the services of its Executive Chairman (which was terminated effective December 31, 2017) as well as certain administrative and information technology. The TSA was assigned to the Company in 2013. As of December 31, 2017, the Company paid an immaterial amount to Tricadia under the TSA.

On June 5, 2017, Tricadia Capital Management LLC, an affiliate of Tricadia (“TCM”), exercised an option, granted on June 12, 2007, to purchase 540,000 common units of Tiptree Financial Partners, L.P. (“TFP”) at $15.00 per common unit (the “Tricadia Option”). The Tricadia Option provides that TFP can, at its option, deliver shares of Class A common stock of Tiptree Inc. on an as exchanged basis of 2.798 shares of Class A common stock for each TFP common unit. In settlement of the Tricadia Option, TFP delivered 1,510,920 shares of Tiptree Inc.’s Class A common stock to TCM for total consideration of approximately $8.1 million in a transaction that was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereunder.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with the Audit Committee charter. Management has the primary responsibility for the preparation and presentation and integrity of our financial statements and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2017 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
Our Audit Committee reviewed with our independent auditors, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received from our independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, their independence from the Company and its management. In concluding that the independent auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent auditors in 2017 were compatible with its independence.
Our Audit Committee discussed with our independent auditors the overall scope and plans for their audit. Our Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the 2017 10-K filed with the SEC.

Submitted by the Audit Committee

John E. Mack (Chairman)
Paul M. Friedman
Lesley Goldwasser
Bradley E. Smith
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Securities Act or Exchange Act.

STOCK PERFORMANCE GRAPH

Set forth below is a line-graph presentation comparing the cumulative total return on our Class A common stock against cumulative total returns of the Russell 2000 and the S&P North American Financial Services Index(2). The performance graph shows the total return on an investment of $100 for the period beginning December 31, 2012 and ending December 29, 2017 assuming reinvestment of dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance, and we will not make or endorse any predictions as to future stockholder returns. The graph and related data were furnished by ICR, LLC.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

220
200
180
160
140
120
100
80
60
190.76 (1)
180.79
161.99
159.78
137.00
141.84
133.74
140.62
133.32
116.54
127.41
114.33
110.77
100.37
96.84
85.28
86.94
85.73
12/31/2012
7/1/2013
12/31/2013
12/31/2014
12/31/2015
12/30/2016
12/29/2017
TIPT
Russell 2000
S&P NA Fin Svcs Index (2)

____________________________________
(1) Tiptree Inc.’s Class A common stock has traded on the NASDAQ Capital Market under the ticker symbol “TIPT” since August 9, 2013. Prior to July 1, 2013, Tiptree Inc. was formerly known as Care Investment Trust Inc. (“Care”). Care’s common stock was quoted on the OTCQX market under the ticker symbol “CVTR.”

(2) We believe it is difficult to develop a peer group of companies similar to Tiptree as Tiptree owns subsidiaries engaged in a number of diverse business activities. However, management views Tiptree and its subsidiaries as primarily engaged in financial services as of December 31, 2017 and accordingly, management has used the Standard and Poor’s North American Financial Services Index for comparative purposes.

ADDITIONAL INFORMATION
Solicitation of Proxies
We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We may also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. We have hired Morrow to help us distribute and solicit proxies. We will pay approximately $5,000 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.
Stockholder Proposals
Proposals for Inclusion in the Proxy Statement.
Tiptree welcomes comments or suggestions from its stockholders. Under the Exchange Act, if a stockholder wants to include a proposal for consideration in our proxy statement and on proxy card with respect to our 2019 annual meeting of stockholders, the proposal must be received in writing at Tiptree Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Secretary, no later than 5:00 p.m., Eastern Time, on December 28, 2017. Such proposals must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) and our Bylaws.
Proposals to be Offered at an Annual Meeting.
Article II, Section 10 of our Fourth Amended and Restated Bylaws provides certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in our proxy statement pursuant to Rule 14a-8. These procedures provide that such nominations for director nominees and/or items of business must be submitted in writing to the Secretary of the Company at Tiptree Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Secretary and must be received by the Secretary no earlier than November 27, 2018 and no later than December 27, 2018.
If the 2019 Annual Meeting is not within 30 days before or after the anniversary of this year’s Annual Meeting, we must receive notice no earlier than the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the public announcement of the meeting date. If a shareholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-8, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time in writing to Tiptree Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Secretary or by calling our corporate number at (212) 446-1400.
Upon request, we will promptly deliver a separate copy of this proxy statement, the Annual Report and any other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. Stockholders may request a separate copy of this proxy statement, the Annual Report or any other proxy materials by writing to Tiptree Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Secretary or by calling our corporate number at (212) 446-1400. In addition, if you are receiving multiple copies of this proxy statement, Annual Report or other proxy materials, you can request householding by contacting our Secretary in the same manner.

OTHER MATTERS
Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of our Board of Directors

/s/ Neil C. Rifkind
Neil C. Rifkind

Tiptree Inc.
Vice President, General Counsel and Secretary
New York, New York
● , 2018

ANNEX A: FIFTH ARTICLES OF AMENDMENT AND RESTATEMENT OF TIPTREE INC.
~~CARE INVESTMENT TRUST INC.~~ TIPTREE INC.
~~FOURTH~~ FIFTH ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST: ~~Care Investment Trust Inc~~. Tiptree Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.
SECOND: The following provisions are all of the provisions of the Charter currently in effect and as hereinafter amended:
ARTICLE 1
INCORPORATOR
~~The undersigned~~, James L. Galante, whose address is c/o DLA Piper US LLP, 6225 Smith Avenue, Baltimore, Maryland 21209, ~~does hereby~~ formed a corporation under the general laws of the State of Maryland.
ARTICLE 2
NAME
The name of the corporation is Tiptree ~~Financial~~ Inc. (the “Corporation”).
ARTICLE 3
PURPOSE
The purposes for which the Corporation is formed are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (as now or hereafter in force, the “MGCL”). The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the charter of the Corporation (the “Charter”) and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland.
ARTICLE 4
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is c/o Cogency Global Inc., 1519 York Road, Lutherville, MD 21093. ~~National Corporate Research, Ltd., 836 Park Avenue, Second Floor, Baltimore, Maryland 21201~~. The name and address of the resident agent of the corporation in the State of Maryland ~~is~~ are Cogency Global Inc., 1519 York Road, Lutherville, MD 21093. ~~National Corporate Research, Ltd., the address of which is 836 Park Avenue, Second Floor, Baltimore, Maryland 21201.~~
ARTICLE 5
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors; Vacancies. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation (the “Board”), with the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board; provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. The number of directors currently in office is ~~seven~~ six and the names of the directors currently in office and who shall serve until their successors are duly elected and qualify are Michael Barnes, ~~Geoffrey Kauffman, William A. Houlihan~~, Jonathan Ilany, Lesley Goldwasser, John E. Mack, Paul Friedman ~~Richard Price~~ and Bradley Smith. Except as otherwise expressly provided in the Charter (including any articles supplementary relating to any series of Preferred Stock (as defined herein)), vacancies on the Board and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualifie~~d~~s or until his or her earlier death, resignation or removal as provided in the Bylaws of the Corporation (as amended or amended and restated, the “Bylaws”).
~~Effective upon the election of directors at the 2013 annual meeting of stockholders, the~~ The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board~~, one class to hold office initially for a term expiring at the 2014 annual meeting of stockholders, another class to hold office initially for a term expiring at the 2015 annual meeting of stockholders and another class to hold office initially for a term expiring at the 2016 annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify~~. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.
In addition to the powers and authority expressly conferred upon the Board by statute, the Charter (including any articles supplementary relating to any series of Preferred Stock) or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, in all cases, to the provisions of the MGCL, the Charter (including any articles supplementary relating to any series of Preferred Stock) and the Bylaws; provided, however, that no amendments to the Charter (including any articles supplementary relating to any series of Preferred Stock) or the Bylaws hereafter adopted by the Corporation shall invalidate any prior act of the Board that would have been valid if such amendments to the Charter (including any articles supplementary relating to any series of Preferred Stock) or the Bylaws had not been adopted.
Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Charter (including any articles supplementary relating to any series of Preferred Stock) applicable thereto. Notwithstanding this Section 5.1, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to this Section 5.1.
Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.
Section 5.2 Extraordinary Actions. Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 5.3 Meetings of Stockholders.
~~(A) Until such date that Tiptree Financial Partners, L.P. (“Tiptree”), its affiliates and any person who is an express assignee or designee of Tiptree in respect of its rights hereunder cease to own, in the aggregate, shares of Common Stock and/or Preferred Stock representing more than 50% of the outstanding voting power of the~~

~~Common Stock and Preferred Stock on a combined basis (the “Trigger Date”), any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. Prior to the Trigger Date, nominations and other business brought before stockholder meetings by Tiptree shall not be subject to any advance notice or similar procedures that may be set forth from time to time in the Bylaws, including, without limitation, the provisions of Article II, Section 10 or 11 of the Bylaws.~~
(~~B~~A) ~~From and after the Trigger Date:~~(1) ~~t~~The power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied, except as set forth in Section 5.3(~~B~~A)(2)~~;~~. ~~and~~
(2) ~~a~~Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders or by a unanimous consent in writing or by electronic transmission by each stockholder entitled to vote on the matter; provided, however, that any action ~~required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or,~~ to the extent expressly permitted by the articles supplementary relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series, may be taken without a meeting by such class or series, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of such class or series entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Maryland, its principal place of business, or to an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.
(~~C~~B) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by or at the direction of the Board, the chairman of the Board, the chief executive officer or president of the Corporation.
Section 5.4 Authorization by Board of Stock Issuance. The Board may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 5.5 Preemptive and Appraisal Rights. Except as may be provided by the Board in setting the terms of classified or reclassified shares of stock pursuant to this Section 5.5 or as may otherwise be provided by contract approved by the Board, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. No holder of shares of stock of the Corporation shall be entitled to the right to fair value of their stock under Subtitle 2 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland unless a majority of the Board determines in advance that such rights will apply to one or more transactions.
Section 5.6 Indemnification of Directors, Officers and Others.
(A) General. Each person (and such person’s heirs, executors or administrators) who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or a predecessor of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation, or a predecessor of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by provisions of the MGCL that may not be lawfully waived, as such provisions exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators (including any employee benefit plan, pension plan or other similar or comparable capacity) in connection with such proceeding; provided, however, that, except as may be provided in the Bylaws, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section 5.6 shall, subject to the Bylaws, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The provisions of this Section 5.6 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption.
(B) Insurance. To the fullest extent permitted by the law of the State of Maryland, the Corporation may purchase and maintain insurance on its own behalf and on behalf of any person described in Section 5.6(A) against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 5.6 or otherwise.
(C) Section 5.6 Not Exclusive. The rights to indemnification conferred in this Section 5.6 shall neither be exclusive of, nor be deemed in limitation of, any other right which any person may have or hereafter acquire under any statute, provision of the Charter, the Bylaws, any agreement, vote of stockholders or directors or otherwise, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to Section 5.6(A) hereof shall be made to the fullest extent permitted by law. This Section 5.6 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 5.6(A) hereof.
(D) Savings Clause. If this Section 5.6 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 5.6(A) hereof to the full extent permitted by any applicable portion of this Section 5.6 that shall not have been invalidated and to the full extent permitted by applicable law.
~~Section 5.7 Competition and Corporate Opportunities.~~
~~(A) General. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Tiptree or any of its partners or any of their respective officers, directors, agents, employees, stockholders, members, partners,~~
 ~~affiliates and subsidiaries (other than the Corporation and its subsidiaries) or any member of the Board who is not an employee of the Corporation, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and, except as set forth in Section 5.7(B) hereto, and to the fullest extent permitted by law, none of the foregoing persons shall have any duty to (i) disclose to the Corporation or any of its subsidiaries any information related to its business or opportunities, including acquisition opportunities, (ii) disclose to the Corporation or the Board confidential information regarding any corporate opportunity or other potential investment in such person or entity’s possession even if it is material and relevant to the Corporation and/or the Board, (iii) communicate or offer any such business opportunity to the Corporation or (iv) refrain from or in any respect be restricted in competing against the Corporation or any of its subsidiaries in any business or as to any corporate opportunity or other potential investment, and to the fullest extent permitted by law, no such person or entity shall be liable to the Corporation or any of its stockholders for breach of any duty by reason of (x) any such lack of disclosure or (y) the fact that such person directs any such opportunity to itself or another person or entity or does not communicate information regarding such opportunity to the Corporation or its subsidiaries.~~

~~(B) Interest of the Corporation. The Corporation does not renounce its interest in any corporate opportunity offered to any officer or director of the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer or director of the Corporation and Section 5.7(A) shall not apply to any such corporate opportunity.~~
~~(C) Notice and Consent; Amended and Restated Limited Partnership Agreement of Tiptree. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 5.7. Nothing in this Section 5.7 shall in any way alter, modify or otherwise amend any of the provisions of the Amended and Restated Limited Partnership Agreement of Tiptree~~.
Section 5.~~8~~7 Certain Transactions. A director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent, or otherwise. No transaction or contract or act of the Corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any entity of which any director or officer is a shareholder, partner, member or director is in any way interested in such transaction or contract or act. No director or officer shall be accountable or responsible to the Corporation for or in respect to any transaction or contract or act of the Corporation or for any gains or profits directly or indirectly realized by him or her by reason of the fact that he or she or any entity of which he or she is a shareholder, partner, member or director is interested in such transaction or contract or act; provided the fact that such director or officer or such entity is so interested shall have been disclosed or shall have been known to the Board or such members thereof as shall be present at any meeting of the Board at which action upon such contract or transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the Board which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify or approve any such contract or transaction or act, and any officer of the Corporation may take any action within the scope of his authority respecting such contract or transaction or act with like force and effect as if he or she or any entity of which he or she is a shareholder, partner, member or director were not interested in such transaction or contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause, or proceeding, the question of whether a director or officer of the Corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his or her good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.
ARTICLE 6
STOCK
Section 6.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is ~~350,000,000~~ 300,000,000 shares, consisting of (i) 100,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”)~~,~~ and (ii) 200,000,000 shares of ~~Class A~~ Common Stock, par value $0.001 per share (~~“Class A Common Stock”), and (iii) 50,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”, and, together with the Class A Common Stock, the~~ “Common Stock”). The aggregate par value of all shares of stock having par value is $300,000. The number of authorized shares of any of the ~~Class A~~ Common Stock, ~~Class B Common Stock~~ or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, in the case of ~~Class A~~ Common Stock, the number of shares of ~~Class A~~ Common Stock issuable in connection with ~~(x) the redemption of common units (“Common Units”) of Tiptree Operating Company, LLC (“Operating Company”) for shares of Class A Common Stock pursuant to the Amended and Restated Limited Liability Company Agreement, dated as of July 1, 2013 (as amended from time to time, the “Operating Company LLC Agreement”), by and among the Corporation, Operating Company and the holders of Common Units from time to time party thereto), and (y)~~ the exercise of outstanding options, warrants, other exchange rights, conversion rights or similar rights for ~~Class A~~ Common Stock) and no vote of the holders of any of the ~~Class A~~ Common Stock, ~~Class B Common Stock~~ or Preferred Stock voting separately as a class shall be required therefor. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.
Section 6.2 Preferred Stock.
(A) The Board is hereby expressly authorized, subject to any limitations prescribed by applicable law, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to cause to be filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) articles supplementary with respect thereto establishing the rights, powers and preferences of each such series of Preferred Stock, including the following:
(1) the number of shares constituting such series (the aggregate number of all such series not to exceed the aggregate number of shares of Preferred Stock authorized herein), which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, and the distinctive serial designation thereof;
(2) subject to Section 6.3(B), the voting powers, full or limited, if any, of the shares of such series and the number of votes per share;
(3) the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;
(4) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;
(5) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;
(6) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;
(7) the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;
(8) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and
(9) any other powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof of the shares of such series not inconsistent with law, this Article 6 or any resolution of the Board in accordance with this Article 6.
The powers, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of the Preferred Stock shall be alike in all respects.
(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Charter (including any articles supplementary relating to such series).

Except as may be provided by the Board in the Charter (including any articles supplementary relating to such series) or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.
Section 6.3 Common Stock.
(A) Voting Rights.
~~(1)~~ Subject to Section 6.3(B), each holder of ~~Class A~~ Common Stock, as such, shall be entitled to one vote for each share of ~~Class A~~ Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law ~~and subject to Section 6.3(A)(3),~~ holders of ~~Class A~~ Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Charter (including any articles supplementary relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series (but not to all outstanding classes or series) of ~~Common Stock (other than the Class A Common Stock) or~~ Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Charter (including any articles supplementary relating to any series of Preferred Stock) or pursuant to the MGCL.
~~(2) Subject to Section 6.3(B), each holder of Class B Common Stock, as such, shall be entitled, without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such holder, to a number of votes that is equal to the product of (x) the total number of Common Units held of record by such holder multiplied by (y) the Redemption Rate (as defined in the Operating Company LLC Agreement) on all matters on which stockholders generally are entitled to vote; provided, however, that, to the fullest extent permitted by law and subject to Section 6.3(A)(3), holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Charter (including any articles supplementary relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series (but not to all outstanding classes or series) of Common Stock (other than the Class B Common Stock) or Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Charter (including any articles supplementary relating to any series of Preferred Stock) or pursuant to the MGCL.~~
~~(3) The holders of the outstanding shares of each class of Common Stock shall be entitled to vote separately as a class upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event, except that, it being understood that, any such merger, consolidation, reorganization or other business combination in which holders of Class B Common Stock are required to redeem their Common Units by any provision of the Operating Company LLC Agreement shall not be deemed an amendment hereof) that would alter or change the powers, preferences, or special rights of such class or series so as to affect them adversely.~~
~~(4) Except as otherwise required in the Charter or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which they are entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock).~~
(B) State Insurance Transfer Restrictions.
(1) So long as any Person together with its affiliates is (without giving effect to this Section 6.3(B)) the beneficial owner of capital stock representing 9.8% or more of the votes entitled to be cast by the holders of all outstanding shares of capital stock taken together as a single class (a “Substantial Stockholder”), the shares of capital stock beneficially owned by such Substantial Stockholder shall have limited voting rights on all matters, as follows: (x) with respect to the shares of capital stock that would entitle such holders in the aggregate to cast less than 9.8% of the votes entitled to be cast by the holders of all outstanding shares of capital stock, such holders shall be entitled to cast the vote per share specified in this Charter; and (y) with respect to the shares of capital stock that would otherwise entitle such holders in the aggregate to cast 9.8% or more of the votes entitled to be cast by the holders of all outstanding shares of capital stock (the “Excess Shares”), such holders shall not be entitled to cast any votes for such shares, so that such holders shall be entitled to cast with respect to all shares of capital stock held by such holders in the aggregate only such number of votes that would equal (after giving effect to this Section 6.3(B)) one vote less than 9.8% of the votes entitled to be cast by all holders of outstanding shares of capital stock and the Excess Shares shall not be included in determining the requisite percentage in interest of shares of capital stock necessary to approve a matter; provided, however, that the restriction on voting contained in this Section 6.3(B) shall not apply to ~~(i) any capital stock beneficially owned by Tiptree or its affiliates that has been approved by the Pennsylvania Insurance Commissioner, the Superintendent of the New York Department of Financial Services and any other applicable state insurance commissioner or (ii)~~ any capital stock beneficially owned by any Substantial Stockholder whose acquisition or ownership of capital stock representing 9.8% or more of the votes entitled to be cast by the holders of all outstanding shares of capital stock has been approved by the Pennsylvania Insurance Commissioner, the Superintendent of the New York Department of Financial Services and any other applicable state insurance commissioner.
(2) The Corporation shall have the authority to determine for the purposes of this Section 6.3(B) (v) whether a Person is a Substantial Stockholder, (w) the number of shares of capital stock beneficially owned by any Person, (x) whether a Person is an affiliate of another, (y) the Persons who may be deemed to be beneficial owners of shares of capital stock held of record by any stockholder and (z) such other matters with respect to which a determination is required under this Section 6.3(B). Any such determination shall be binding and conclusive.

(3) The Corporation shall have the right to demand that any person who is reasonably believed to be a Substantial Stockholder (or to hold of record shares of capital stock beneficially owned by a Substantial Stockholder) supply the Corporation with complete information as to (x) the beneficial holder or holders of all shares held of record by such Person, (y) the number of shares of capital stock beneficially owned by such Person, and (z) any other factual matter relating to the applicability or effect of this Article VI, as may reasonably be requested of such Person, and such Person shall furnish such information within ten days after the receipt of such demand.
(4) For the purposes of this Section 6.3(B), the term “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental or quasi-

governmental authority or other entity or “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Section 6.4 Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the ~~Class A~~ Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, such dividends and other distributions may be declared and paid on the ~~Class A~~ Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. ~~Dividends and other distributions shall not be declared or paid on the Class B Common Stock.~~
Section 6.5 ~~(A)~~ Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of ~~Class A~~ Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. ~~The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.~~
~~(B) Adjustments. The Corporation shall not accomplish any subdivision (by any stock split, stock dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of any class or series of the Common Stock that is not accompanied by an identical subdivision or combination of all of the other classes or series of Common Stock.~~
~~(C) Retirement of Class B Common Stock. In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of a Common Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired and cancelled and cease to be outstanding and may not be reissued by the Corporation, and all rights of a holder of such share shall terminate, except, if applicable, for the right of the holder to receive Class A Common Stock issuable upon the redemption of Common Units pursuant to the Operating Company LLC Agreement.~~
Section 6.~~5~~6 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.
ARTICLE 7
AMENDMENTS
Section 7.1 Charter. Subject to the Charter and the requirements of the MGCL, the Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Charter in its present form or as hereafter amended are granted and held subject to the rights the Corporation has reserved in this Section 7.1.
Section 7.2 Bylaws. In furtherance and not in limitation of the powers conferred by the MGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Maryland or the Charter.
ARTICLE 8
LIMITATION OF LIABILITY

To the fullest extent permitted under the MGCL, no person who is or was an officer or director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of duty by such director or officer as a director or officer of the Corporation. Without limiting the effect of the preceding sentence, if the MGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended. No amendment, modification or repeal of this Article 8 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of the Charter inconsistent with this Article 8 shall, unless otherwise required by law, eliminate or reduce the effect of this Article 8 in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment or repeal.
ARTICLE 9
MISCELLANEOUS
Section 9.1 Severability. If any provision or provisions of the Charter shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Charter (including, without limitation, each portion of any paragraph of the Charter containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of the Charter (including, without limitation, each such portion of any paragraph of the Charter containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
Section 9.2 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal or state courts in Maryland shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case, subject to such federal or state court in Maryland having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.2.
THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The current address of the principal office of the Corporation is as set forth in Article 4 of the foregoing amendment and restatement of the Charter.
FIFTH: The name and address of the Corporation’s current resident agent ~~is~~are as set forth in Article 4 of the foregoing amendment and restatement of the Charter.
SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article 5 of the foregoing amendment and restatement of the Charter.
SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 350,000,000, consisting of ~~250,000,000~~ 200,000,000 shares of Class A Common Stock, $0.001 par value per share, 50,000,000 shares of Class B Common Stock, $0.001 par value per share, and 100,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value was $350,000.
EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement is ~~350,000,000~~ 300,000,000, consisting of 200,000,000 shares of ~~Class A~~

Common Stock, $0.001 par value per share~~, 50,000,000 shares of Class B Common Stock, $0.001 par value per share,~~ and 100,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value is $~~350,000~~ 300,000.
NINTH: The undersigned ~~President~~ Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned ~~President~~ Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

ANNEX B: NON-GAAP MEASURES

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA

The Company defines EBITDA as GAAP net income of the Company adjusted to add consolidated interest expense, consolidated income taxes and consolidated depreciation and amortization expense as presented in its financial statements and Adjusted EBITDA as EBITDA adjusted to (i) subtract interest expense on asset-specific debt incurred in the ordinary course of its subsidiaries’ business operations, (ii) adjust for the effect of purchase accounting, (iii) add back significant acquisition related costs, (iv) adjust for significant relocation costs and (v) any significant one-time expenses.

($ in thousands)	Year Ended December 31,
	2017	2016	2015
Net income (loss) available to Class A common stockholders	$3,604	$25,320	$5,779
Add: net (loss) income attributable to noncontrolling interests	1,630	7,018	3,023
Less: net income from discontinued operations	(3,998)	(4,287)	$10,953
Income (loss) from continuing operations	$9,232	$36,625	$(2,151)
Consolidated interest expense	25,562	21,010	16,695
Consolidated income tax expense (benefit)	(12,562)	12,515	(753)
Consolidated depreciation and amortization expense	13,841	14,302	$30,578
EBITDA from Continuing Operations	$36,073	$84,452	$44,369
Asset-based interest expense(1)	(12,724)	(10,492)	(5,065)
Effects of purchase accounting (2)	(1,433)	(5,054)	(24,166)
Non-cash fair value adjustments (3)	3,547	1,277	(1,300)
Non-recurring expenses (4)	1,944	(1,736)	5,489
Adjusted EBITDA from Continuing Operations	$27,407	$68,447	$19,327

Income (loss) from discontinued operations	$(3,998)	$(4,287)	$10,953
Consolidated interest expense	13,068	8,691	12,022
Consolidated income tax expense (benefit)	(2,224)	(1,537)	17,527
Consolidated depreciation and amortization expense	15,645	14,166	15,408
EBITDA from discontinued operations	$22,491	$17,033	$44,309
Asset based interest expense(1)	(13,068)	(8,691)	(6,796)
Non-recurring expenses (4)	1,158	2,127	1,579
Adjusted EBITDA from discontinued operations	$10,581	$10,469	$39,092
Total Adjusted EBITDA	$37,988	$78,916	$58,419
______________________

(1)
The consolidated asset-based interest expense is subtracted from EBITDA to arrive at Adjusted EBITDA. This includes interest expense associated with asset-specific debt at subsidiaries in the specialty insurance, asset management, mortgage and other operations.

(2)
Following the purchase accounting adjustments, current period expenses associated with deferred costs were more favorably stated and current period income associated with deferred revenues were less favorably stated. Thus, the purchase accounting effect related to Fortegra increased EBITDA above what the historical basis of accounting would have generated. The impact of this purchase accounting adjustments have been reversed to reflect an adjusted EBITDA without such purchase accounting effect.

(3)
For Reliance, within our mortgage operations, Adjusted EBITDA excludes the impact of changes in contingent earn-outs. For our specialty insurance operations, depreciation and amortization on senior living real estate that is within net investment income is added back to Adjusted EBITDA.

(4)	Acquisition, start-up and disposition costs including legal, taxes, banker fees and other costs. Also includes payments pursuant to a separation agreement, dated as of November 10, 2015.

TIPTREE INC. 780 THIRD AVENUE 21ST FLOOR NEW YORK, NY 10017
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on June 5, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on June 5, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tiptree Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

M41506-P22275	KEEP THIS PORTION FOR YOUR RECORDS
IF VOTING BY MAIL DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIPTREE INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR ALL” on the following proposal:	☐	☐	☐	________________________
Vote on Directors

1. Election of two Class II Directors

Nominees:

01) Michael G. Barnes
02) John E. Mack

Vote on Proposals

The Board of Directors recommends you vote “FOR” the following proposals:	For	Against	Abstain

2. To approve the amendment and restatement of our charter to remove the Class B common stock	☐	☐	☐
3. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (If held jointly)	Date

Important Notice Regarding the Availability of Proxy Materials for
the Stockholders Meeting to be Held on June 6, 2018:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

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TIPTREE INC.
ANNUAL MEETING OF STOCKHOLDERS
June 6, 2018
4:00 PM Local Time

This proxy card is solicited on behalf of
The Board of Directors for the Annual Meeting of Stockholders on June 6, 2018

The undersigned hereby appoints Sandra Bell and Neil C. Rifkind, and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of Tiptree Inc. common stock held of record as of the close of business on April 18, 2018 at the Annual Meeting of Stockholders to be held on Wednesday, June 6, 2018 at 4:00 p.m. local time at 780 Third Avenue, 21st Floor, New York, NY 10017, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card. The shares of common stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote “FOR ALL” nominees in Proposal 1 and “FOR” Proposals 2 and 3.

In the event that (i) any nominee herein becomes unable or unwilling to serve, or (ii) any other matter properly comes before the meeting, the proxies are authorized to vote in the manner recommended by the Board of Directors for such vote or, if no recommendation is made, in the discretion of the proxies.

Please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting.

Continued and to be signed on reverse side